  EXECUTION COPY

Brookdale 46 Portfolio-2011

MASTER CREDIT FACILITY AGREEMENT

BY AND AMONG

THE PARTIES LISTED ON SCHEDULE 1 ATTACHED HERETO

AND

OAK GROVE COMMERCIAL MORTGAGE, LLC

DATED AS OF

JULY 29, 2011

i

EXHIBITS

EXHIBIT A	Schedule of Initial Mortgaged Properties, Initial Allocable Loan Amounts and Initial Valuations
EXHIBIT B	Confirmation of Guaranty
EXHIBIT C	Compliance Certificate
EXHIBIT D-1	Borrower Organizational Certificate
EXHIBIT D-2	Key Principal Organizational Certificate
EXHIBIT E	Conversion Request
EXHIBIT F	Rate Form
EXHIBIT G	Property Request
EXHIBIT H	Confirmation of Obligations
EXHIBIT I	Reserved
EXHIBIT J	Letter of Credit
EXHIBIT K-1	Bank Legal Opinion (Foreign)
EXHIBIT K-2	Bank Legal Opinion (Domestic)
EXHIBIT L	Form of Rent Roll
EXHIBIT M	Loan Request

SCHEDULE 1	Borrowers
SCHEDULE 2	Material Projects
SCHEDULE 3	Lodge at Paulin Creek Renovation Summary
SCHEDULE 4	Operators

APPENDIX I	Definitions

v

MASTER CREDIT FACILITY AGREEMENT

THIS MASTER CREDIT FACILITY AGREEMENT is made as of the 29th day of July, 2011, by and between the PARTIES LISTED ON SCHEDULE 1 ATTACHED HERETO (individually and collectively, “Borrower”); and OAK GROVE COMMERCIAL MORTGAGE, LLC, a Delaware limited liability company (“Lender”).

RECITALS

A.           Borrower owns one (1) or more Seniors Housing Facilities (unless otherwise defined or the context clearly indicates otherwise, capitalized terms shall have the meanings ascribed to such terms in Appendix I of this Agreement) as more particularly described in Exhibit A to this Agreement.

B.           Borrower has requested that Lender make a loan in the amount of $437,777,000 in favor of Borrower, comprised of a $109,444,000 Variable Loan, and a $328,333,000 Fixed Loan.  Future Additional Loans may be made by Lender under this Agreement, subject to the terms and conditions hereof.

C.           To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Loans, Borrower shall create a Collateral Pool in favor of Lender.  The Collateral Pool shall be comprised of (i) the Seniors Housing Facilities listed on Exhibit A and (ii) any other collateral pledged to Lender from time to time by Borrower pursuant to this Agreement or any other Loan Documents.

D.           Each Note and Security Document related to the Mortgaged Properties comprising the Collateral Pool shall be cross-defaulted (i.e., a default under any Note, Security Document relating to the Collateral Pool or under this Agreement shall constitute a default under each Note, Security Document and this Agreement related to the Mortgaged Properties comprising the Collateral Pool) and cross-collateralized (i.e., each Security Instrument shall secure all of Borrower’s obligations under this Agreement and the other Loan Documents) and it is the intent of the parties to this Agreement that, after an Event of Default, Lender may accelerate any Note without needing to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights and remedies in and under the Loan Documents with regard to any Mortgaged Property without needing to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Loan Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied as determined by Lender in its sole and absolute discretion.

E.           It is the intent of the parties that, notwithstanding anything to the contrary herein or the existence of any cash management system maintained by Borrower, and/or Key Principal  or its Affiliates or the provision by any guarantor of any guaranty, Lender is making the Loan and extending credit to Borrower (not to Key Principal or its Affiliates).  Lender has underwritten the Loan based on its analysis of the value of the Collateral.  In making the Loan, Lender is relying on Borrower’s being and maintaining itself as a Single Purpose entity whose sole asset is its Mortgaged Property and ancillary property related thereto.  Lender acknowledges that it views its credit risk as the performance and value of the Mortgaged Properties.

F.           Subject to the terms, conditions and limitations of this Agreement, Lender has agreed to make the Loan.

NOW, THEREFORE, Borrower and Lender, in consideration of the mutual promises and agreements contained in this Agreement, hereby agree as follows:

ARTICLE 1
THE LOANS

Section 1.01. Loans.

(a)           Initial Loan.  Subject to the terms, conditions and limitations of this Agreement, Lender agrees to make the Initial Loan to Borrower on the Initial Closing Date in the maximum aggregate principal amount of $437,777,000, comprised of a $328,333,000 Fixed Loan and a $109,444,000 Variable Loan.

(b)           Additional Loans with Additional Mortgaged Property.

Additional Loans may be made by Lender under this Agreement in conjunction with the addition of an Additional Mortgaged Property subject to 1) Lender's determination of the proposed property’s compliance with the Underwriting Requirements, 2) Lender's determination that the proposed borrower, and Key Principal if applicable, meet all of Lender's eligibility, credit, management and other standards customarily applied by Lender in connection with the origination or purchase of similar mortgage finance structures on similar Senior Housing Facilities at the time of the request for the Additional Loan, and 3) mutually agreeable pricing as determined at the time of the Loan Request for the Additional Loan.  Additional Loans are also subject to the provisions of Section 1.12.  Each request for an Additional Loan must be in a minimum amount of $5,000,000.  The maturity date of any Additional Loan will be no less than five (5) years and no more than ten (10) years from the Closing Date of such Additional Loan.  The addition of an Additional Mortgaged Property to the Collateral Pool is subject to payment of the Addition Fee, the execution and delivery of Addition Loan Documents and the satisfaction of such conditions precedent as may be contained in Lender’s approval thereof, including the conditions contained in Sections 3.01, 6.03, 6.04, 6.11, 6.12 and the General Conditions contained in Section 6.01. An Additional Loan may be a Fixed Loan or a Variable Loan in accordance with the terms of this Agreement.

(c)           Additional Loans – Borrow-Up.

Notwithstanding anything to the contrary in this Agreement and subject to the provisions of Section 1.12, after the First Anniversary and not later than the date that is one (1) year prior to the latest maturity date of any Loan Outstanding, not more than one (1) time during the term of this Agreement, Borrower shall be entitled to Additional Loan(s) without the addition of an

Additional Mortgaged Property to the Collateral Pool, based on decreases in the Aggregate Loan to Value Ratio and increases in the Aggregate Debt Service Coverage Ratio as determined by Lender in accordance with this Agreement, and subject to Lender’s determination that such Additional Loan(s) may be made pursuant to Lender’s Supplemental Loan program then in effect and pursuant to the terms and conditions of the Loan Documents; provided, however, in no event shall any “tier-dropping” be permitted in connection with such Additional Loan such that the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio fails to meet Tier 4 requirements as set forth in the DUS Guide.  The maturity date of any such Additional Loan will be no less than five (5) years and no more than ten (10) years from the Closing Date of such Additional Loan.  The maximum amount of any such Additional Loan shall be equal to the amount which, when combined with Loans already outstanding, equals the maximum amount of Loans that could be outstanding based upon the Coverage and LTV Tests.  The minimum amount of any such Additional Loan shall be $5,000,000.  Borrower shall pay all reasonable costs related to such Additional Loan requested under this Section 1.01(c) (whether or not such Additional Loan is actually made), Lender’s nonrefundable due diligence fee of $7,000 payable at the time the Request for such Additional Loan is made, a Borrow Up Fee payable at the closing of the Additional Loan and all legal fees incurred by Lender and Fannie Mae in connection with such proposed Additional Loan.  In relation to any Additional Loan made pursuant to this Section 1.01(c), Borrower shall be obligated to pay mutually agreeable pricing for such Additional Loan as determined at the time of the Loan Request for the Additional Loan.  Borrower shall request such Additional Loan by giving Lender a Loan Request in accordance with Section 2.04.  Any Additional Loan made pursuant to this Section shall be subject to all conditions precedent contained in Lender’s approval thereof, in Sections 6.03, 6.11 and the General Conditions contained in Section 6.01.

(d)           Minimum Amount of Variable Loans. At any time (i) following the First Anniversary or (ii) one year prior to the maturity date of any Variable Loan Outstanding, if the minimum aggregate principal amount Outstanding of such outstanding Variable Loans is less than $25,000,000, such Variable Loans must be repaid (together with all associated prepayment premiums and other amounts due under the Variable Loan Note) or converted to Fixed Loans pursuant to the terms of Sections 1.07, 1.08 and 1.09.

Section 1.02. Reserved.

Section 1.03. Maturity Date of Loans; Amortization; Prepayment.

(a)           Variable Loan; Amortization.  The maturity date of the initial Variable Loan shall be August 1, 2018.  The initial Variable Loan shall amortize over the Amortization Period with the outstanding principal balance due and owing on the maturity date of the initial Variable Loan.  Borrower may not re-borrow any part of the initial Variable Loan that it has previously borrowed and repaid.

(b)            Fixed Loan; Amortization.  The maturity date of the initial Fixed Loan shall be August 1, 2018.  The initial Fixed Loan shall amortize over the Amortization Period with the outstanding principal balance due and owing on the maturity date of the initial Fixed Loan.  Borrower may not re-borrow any part of the initial Fixed Loan that it has previously borrowed and repaid.

(c)           Additional Loans; Amortization.  The maturity date of each Additional Loan shall be specified by the Borrower for such Additional Loan and shall be a date that is not earlier than five (5) years nor later than ten (10) years after the Closing Date for such Additional Loan or (ii) such other maturity date referenced in any Note executed in connection with such Additional Loan.

Borrower may not re-borrow any part of an Additional Loan that it has previously borrowed and repaid.

Lender shall determine at the time of the Additional Loan whether the Indebtedness extended to Borrower hereunder through such Additional Loan shall require amortization.

(d)           Prepayment.

(i)           Subject to the terms and conditions of the Fixed Loan Notes, the Indebtedness extended to Borrowers hereunder through Fixed Loans is prepayable in whole or in part pursuant to the yield maintenance provisions of the Fixed Loan Notes.

(ii)           Subject to the terms and conditions of the Variable Loan Notes, the Indebtedness extended to Borrowers hereunder through Variable Loans is prepayable in whole or in part at any time pursuant to the fee maintenance provisions of the Variable Loan Notes.

Section 1.04. Interest on Loans.

(a)           Partial Month Interest.  If a Loan is not made on the first day of a calendar month, Borrower shall pay interest on the original stated principal amount of such Loan for the partial month period commencing on the Closing Date for such Loan and ending on the last day of the calendar month in which the Closing Date occurs.  Borrower shall pay interest for such partial month on any such Loan at a rate per annum equal to the greater of (i) the interest rate described in the applicable Note, and (ii) a rate determined by Lender, based on Lender’s cost of funds and approved in advance, in writing, by Borrower pursuant to procedures mutually agreed upon by Borrower and Lender.

(b)           Variable Loans.  Each Variable Loan shall bear interest at an Adjustable Rate which Adjustable Rate shall include the Margin.  The Adjustable Rate with respect to each Variable Loan shall change on each Rate Change Date until such Variable Loan is repaid in accordance with the applicable Variable Loan Note.

(c)           Annual Interest Rate on Fixed Loans.  Each Fixed Loan shall bear interest at a rate, per annum, equal to the MBS Interest Rate for such Fixed Loan.  No Fixed Loan may be a cash execution.

Section 1.05. Notes.

(a)           Initial Loan.  The obligation of the Borrower to repay the Initial Loan shall be evidenced by a Fixed Loan Note in the principal amount of $328,333,000 and a Variable Loan Note in the principal amount of $109,444,000.  Each of such Fixed Loan Note and Variable Loan

Note shall be payable to the order of Lender and shall equal the aggregate original principal amount of the Initial Loan to the Borrower.

(b)           Additional Loans.  The obligation of the Borrower to repay an Additional Loan that is a Fixed Loan shall be evidenced by a Fixed Loan Note in the principal amount of the Fixed Loan.  The obligation of the Borrower to repay an Additional Loan that is a Variable Loan  shall be evidenced by a Variable Loan Note in the principal amount of the Variable Loan.  The Notes shall be payable to the order of Lender and shall equal the aggregate original principal amount of the Loan to the Borrower.

Section 1.06. Reserved.

Section 1.07. Conversion from Variable Loan to Fixed Loan.

Except as provided in Section 1.08 and subject to the terms of Section 1.12, Borrower shall have the right, from time to time during the Conversion Availability Period, to convert all or any portion of any Variable Loan to a Fixed Loan on the first date of a month.  If any Variable Loans are converted to a Fixed Loan, the maturity date shall be extended to 7 or 10 years from the date of conversion.  A new 7 year term will have either a 5 year or 6.5 year yield maintenance period.  A new 10 year term will have either a 7 year or 9.5 year yield maintenance period.  Borrower shall be obligated to pay an interest rate and fees in connection with a conversion as determined in accordance with the applicable requirements of the Fannie Mae product line then in effect.

(a)           Request.  To convert all or a portion of a Variable Loan to a Fixed Loan, Borrower shall deliver a Conversion Request to Lender.  Each Conversion Request shall designate the amount of the Variable Loan to be converted.

(b)           Closing.  Subject to Section 1.08 and Section 1.12, and provided that all conditions contained in Section 1.09 are satisfied, Lender shall permit the requested conversion to close at offices designated by Lender on a Closing Date selected by Lender, within thirty (30) Business Days after all of the conditions for a conversion have been satisfied (or on such other date as Borrower and Lender may agree).  At the closing, Lender and Borrower shall execute and deliver, at the sole cost and expense of Borrower, in form and substance satisfactory to Lender, the Conversion Documents.

(c)           Execution.  Subject to Section 1.12, if all or a portion of a Variable Loan is converted to a Fixed Loan, the Fixed Loan resulting from such conversion may be an MBS execution.

Section 1.08. Limitations on Right to Convert.

Borrower’s right to convert all or any portion of a Variable Loan to a Fixed Loan is subject to the following limitations:

(a)           Closing Date.  The Closing Date shall occur during the Conversion Availability Period and on the first day of a month.

(b)           Minimum Request.  Each Conversion Request shall be in the minimum amount of $5,000,000.

(c)           Failure to Underwrite.  In the event all or a portion of the amount of the Variable Loan set forth in the Conversion Request cannot be converted because the increased debt service on the Fixed Loan does not result in the Collateral Pool satisfying the Coverage and LTV Tests, Borrower shall prepay the amount of the Variable Loan that cannot be converted to a Fixed Loan and shall pay all prepayment premiums and other fees associated with such prepayment.

(d)           Alternative.  Notwithstanding the foregoing, if the test set forth above in subsection (c) is not satisfied after the conversion, such conversion may be permitted by Lender if the conversion improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.  Notwithstanding the foregoing, under no circumstances shall the Aggregate Loan to Value Ratio exceed ninety percent (90%).

Section 1.09. Conditions to Conversion.

The conversion of all or any portion of a Variable Loan to a Fixed Loan is subject to the satisfaction, on or before the Closing Date for such conversion, of (a) the conditions precedent contained in Section 6.08 and Section 6.11 and (b) all applicable General Conditions contained in Section 6.01.

Section 1.10. Yield Maintenance.

The terms and conditions of yield maintenance and/or prepayment premiums, as applicable, are contained in the Notes and such terms and conditions shall apply to the prepayment in part or whole of the respective Loans during the term of this Agreement.

Section 1.11. Interest Rate Cap.

(a)           To protect against fluctuations in interest rates during the term, pursuant to the terms of a Pledge, Interest Rate Cap Agreement, Borrower shall make arrangements for a LIBOR-based interest rate cap in form and substance satisfactory to Lender with a counterparty satisfactory to Lender (“Interest Rate Cap”) to be in place and maintained at all times with respect to the principal amount of all Variable Loans.  As set forth in the Pledge, Interest Rate Cap Agreement, Borrower agrees to pledge its right, title and interest in the Interest Rate Cap to Lender as additional collateral for the Indebtedness.

(b)           Notwithstanding the foregoing, provided the amount of all Variable Loans Outstanding does not exceed 30% in the aggregate of the total amount of all Loans outstanding at any time (the “30% Requirement”), Borrower’s obligation to obtain and maintain an Interest Rate Cap shall be waived with respect to any such Variable Loans.  Lender will monitor compliance with the 30% Requirement once each Calendar Quarter pursuant to Section 2.05(b).

Section 1.12. Limitation on All Loans.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any Additional Loan, whether a Variable Loan or a Fixed Loan, and any conversion of a Loan or any refinance of a Loan shall be subject to the precondition that the Lender must confirm with Fannie Mae that Fannie Mae is generally offering to purchase in the marketplace Loans of the execution type requested by Borrower at the time of the Request and at the time of the Rate Setting Date for the requested Loan.  In the event Fannie Mae is not purchasing Loans of the type requested by Borrower, Fannie Mae agrees to offer, to the extent available from Fannie Mae, alternative Loan executions based on the types of executions Fannie Mae is generally offering to purchase in the marketplace at that time.  Any alternative execution offered would be subject to mutually agreeable documentation necessary to implement the terms and conditions of such alternative execution.

ARTICLE 2
THE LOAN/ALLOCABLE LOAN AMOUNTS/ADDITIONAL LOANS

Section 2.01. Rate Setting for a Loan.

Subject to the provisions of Section 1.12, rates for a future Additional Loan or a conversion from a Variable Loan to a Fixed Loan shall be set in accordance with the following procedures:

(a)           Preliminary, Nonbinding Quote.  At Borrower’s request, Lender shall quote an estimate of the interest rates for each proposed Loan.  Lender’s quote shall be based on (i) in the case of a proposed Fixed Loan or a Variable Loan with an MBS execution, a solicitation of bids from institutional investors selected by Lender or, in the case of a Variable Loan with a cash execution, the rate quoted by Fannie Mae for a cash execution and (ii) the proposed terms and amount of the Loan selected by Borrower.  The quote shall not be binding upon Lender.

(b)           Rate Setting.  If Lender allows an Additional Loan in accordance with Section 1.01(b) or (c) or if a conversion is permitted pursuant to Section 1.07, as applicable, then Borrower may request that Lender submit to Borrower a completed draft Rate Form in the form attached to this Agreement as Exhibit F.  The draft Rate Form shall specify the proposed maximum interest rate for such Loan and other terms set forth therein.  If the draft Rate Form is approved by Borrower, Borrower shall execute and return the approved Rate Form to Lender before 1:00 p.m. Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on any Business Day (“Rate Setting Date”).

(c)           Rate Confirmation.  In the case of a an MBS execution, within one (1) Business Day after receipt of the draft Rate Form and upon satisfaction of all of the conditions relating to the making of a Loan or converting of a Loan, Lender shall solicit bids from institutional investors selected by Lender based on the information in the Rate Form.  If Lender obtains a commitment (“Investor Commitment”) on terms equivalent (or better for Borrower than) the terms in the draft Rate Form, Lender shall then complete and countersign the Rate Form thereby confirming the terms set forth therein, and shall immediately deliver the confirmed

Rate Form to Borrower (via facsimile) for the purchase of an MBS having the bid terms described in the draft Rate Form.  In the case of a cash execution, within one (1) Business Day after receipt of the Rate Form, Lender shall obtain a commitment from Fannie Mae (“Fannie Mae Commitment”) for the purchase of the proposed Loan having the terms described in the draft Rate Form.  If Lender obtains a Cash Commitment on terms equivalent (or better for Borrower than) the terms in the draft Rate Form, Lender shall complete and sign the Rate Form thereby confirming the terms set forth therein and shall immediately deliver (via facsimile) the confirmed Rate Form to Borrower.

Section 2.02. Reserved.

Section 2.03. Breakage and other Costs.

If Lender obtains, and then fails to fulfill, the Investor Commitment or Fannie Mae Commitment because the Loan is not made (or the conversion does not occur, as applicable) (for a reason other than Lender’s default), Borrower shall pay all reasonable out-of-pocket costs payable to the potential investor and other reasonable costs, fees and damages incurred by Lender in connection with its failure to fulfill the Investor Commitment or Fannie Mae Commitment.  Lender reserves the right to require Borrower to post a deposit at the time the Investor Commitment or Fannie Mae Commitment is obtained.  Such deposit shall be refundable to Borrower upon the delivery of the related MBS or the purchase of the Loan for cash by Fannie Mae, as applicable.

Section 2.04. Additional Loans.

Borrower may deliver a Loan Request for an Additional Loan to Lender.  Such Loan Request shall be in the minimum amount of $5,000,000.  If Lender allows the Additional Loan in accordance with Section 1.01(b) or 1.01(c), Lender shall make the requested Additional Loan, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, which date shall be not more than three (3) Business Days after Borrower’s receipt from Lender of the confirmed Rate Form (or on such other date as Borrower and Lender may agree).

Section 2.05. Determination of Allocable Loan Amount and Valuations.

(a)           Initial Determinations.  On the Initial Closing Date, Lender shall determine (i) the Allocable Loan Amount and Valuation for each Initial Mortgaged Property, and (ii) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio.  Changes in Allocable Loan Amount, Valuations, the Aggregate Debt Service Coverage Ratio, and the Aggregate Loan to Value Ratio shall be made pursuant to Section 2.05(b).

(b)           Monitoring Determinations.  Once each Calendar Quarter within twenty (20) Business Days after Borrower has delivered to Lender the reports required in Section 8.03(b)(ii), Lender shall determine the Aggregate Debt Service Coverage Ratio, the Aggregate Loan to Value Ratio and whether Borrower is in compliance with the other provisions set forth in the Loan Documents including Section 1.11(b).  On the First Anniversary, and on an annual basis thereafter, and if Lender decides that changed market or property conditions warrant, Lender shall redetermine Allocable Loan Amounts and Valuations.  Lender shall also redetermine Allocable Loan Amounts to take account of any addition, substitution or release of

Collateral or conversion of interest rate or other event that invalidates the outstanding determinations.  In determining Valuations, Lender shall use Capitalization Rates based on its internal survey and analysis of capitalization rates for comparable sales in the vicinity of the Mortgaged Property, with such adjustments as Lender deems appropriate and without any obligation to use any information provided by Borrower.  If Lender is unable to determine a Capitalization Rate for a Mortgaged Property, Lender shall have the right, not more than once annually, to obtain, at Borrower’s expense, a market study in order to establish a Capitalization Rate.  In the event Borrower fails to consent to Lender obtaining a market study, Lender shall determine the Capitalization Rate pursuant to the Underwriting Requirements.  Lender shall promptly disclose any market studies obtained pursuant to this Section and Lender’s determinations to Borrower.  Until redetermined, the outstanding Allocable Loan Amounts and Valuations shall remain in effect.  Notwithstanding anything in this Agreement to the contrary, no change in Allocable Loan Amounts, Valuations, the Aggregate Loan to Value Ratio or the Aggregate Debt Service Coverage Ratio shall result in a Potential Event of Default or Event of Default or, unless resulting from the concurrent addition, release or substitution of Collateral from the Collateral Pool or concurrent conversion of the interest rate, (i) require the prepayment of any Loan in whole or in part or (ii) require the addition of Collateral to the Collateral Pool.

ARTICLE 3
COLLATERAL CHANGES

Section 3.01. Additional Mortgaged Properties.

(a)           Request.  In connection with the making of an Additional Loan pursuant to Section 1.01(b) of this Agreement, Borrower will deliver to Lender an Addition Request to add one (1) or more Senior Housing Facilities to the Collateral Pool.  Each Addition Request shall be accompanied by the following:  (i) the quality and type of property-related information required by Lender in connection with the Initial Loan made hereunder and any additional information Lender may reasonably request; and (ii) the payment of the Addition Fee (to be paid at the closing of the Addition of the Additional Mortgaged Property) and all Additional Collateral Due Diligence Fees.  If a proposed Additional Mortgaged Property charges any Entrance Fees, such Additional Mortgaged Property may be added to the Collateral Pool subject to Borrower and Lender agreeing to the form and substance of amendments to the Loan Documents (or Addition Loan Documents) as may be necessary or required by Lender to appropriately reflect the existence of, and address issues relating to, such Entrance Fees in addition to satisfaction of all other requirements set forth in this Agreement.

(b)           Underwriting.  In addition to all other conditions for the addition of such Additional Mortgaged Property(ies) set forth in Section 1.01(b) hereof, immediately after giving effect to the proposed addition of the Additional Mortgaged Property into the Collateral Pool, the proposed Additional Mortgaged Property must itself have a Debt Service Coverage Ratio of not less than 1.70:1.00 (or with respect to any Additional Mortgaged Property with Skilled Nursing Units, 1.80:1.00) with respect to the amount of any Fixed Loan which equals the Allocable Loan Amount which is allocated to such Additional Mortgaged Property and 1:50:1.00 (or with respect to any Additional Mortgaged Property with Skilled Nursing Units, 1.60:1.00) with respect to the amount of any Variable Loan which equals the Allocable Loan Amount which is allocated to such Additional Mortgaged Property, and its Loan to Value Ratio must not exceed fifty-five percent (55%), and, after such addition, the Collateral Pool must satisfy the Coverage and LTV Tests.  Notwithstanding the foregoing, if any of the foregoing tests set forth above in this subsection 3.01(b) are not satisfied after the addition of an Additional Mortgaged Property, such addition may be permitted by Lender only if the addition improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.  Notwithstanding the foregoing, under no circumstances shall the Aggregate Loan to Value Ratio exceed ninety percent (90%).

(c)           Closing.  If in connection with an Additional Loan, Lender determines that the proposed Additional Mortgaged Property meets the conditions set forth in this Agreement, Borrower timely elects to add the proposed Additional Mortgaged Property to a Collateral Pool and all conditions precedent contained in Section 6.04, Section 6.11 and Section 6.12 and all General Conditions contained in Section 6.01 are satisfied, the proposed Additional Mortgaged Property will be added to the Collateral Pool, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, occurring within thirty (30) Business Days after all of the conditions for an addition have been satisfied (or on such other date as Borrower and Lender may agree).

Section 3.02. Reserved.

Section 3.03. Right to Obtain Releases of Collateral.

Subject to the terms and conditions of this Article 3, Borrower shall have the right, from time to time, to obtain a release of Collateral from the Collateral Pool.

Section 3.04. Procedure for Obtaining Releases of Collateral.

(a)           Request.  To obtain a release of Collateral from the Collateral Pool, Borrower shall deliver a Release Request to Lender.  Borrower shall not be permitted to re-borrow any amounts that will be prepaid in connection with the release of Collateral.

(b)           Closing.  If all conditions precedent contained in Section 6.05 and all General Conditions contained in Section 6.01 are satisfied, Lender shall cause the Release Mortgaged Property to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) days after Lender’s receipt of the Release Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Release Documents.  Borrower shall prepare the Release Documents and submit them to Lender for its review.

(c)           Release Price.  The “Release Price” for each Release Mortgaged Property means (i) if the release occurs during the first or seventh year of the Loan which was made to finance such Release Mortgaged Property, one hundred percent (100%) of the Allocable Loan Amount for the Release Mortgaged Property provided that, immediately after the release, the Coverage and LTV Tests will be satisfied and neither the Aggregate Debt Service Coverage Ratio will be reduced nor the Aggregate Loan to Value Ratio will be increased as a result of such release and (ii) if the release occurs during the second through sixth years of the Loan which was made to finance such Release Mortgaged Property, one hundred percent (100%) of the amount, if any, of Loans Outstanding that are required to be repaid by Borrower to Lender in connection with the proposed release of the Release Mortgaged Property from the Collateral Pool so that, immediately after the release, the Coverage and LTV Tests will be satisfied.  In addition to the Release Price, Borrower shall pay to Lender all associated prepayment premiums and other amounts due under the Notes being repaid.  In connection with a non-simultaneous substitution of Collateral pursuant to Section 3.06(c)(ii) of this Agreement, Borrower shall be permitted, in lieu of paying the Release Price, to post a Letter of Credit issued by a financial institution acceptable to Lender and having terms and conditions acceptable to Lender, having a face amount equal to the Substitution Deposit.

(d)           Application of Release Price/Voluntary Prepayments.

(i)           The Release Price for the Release Mortgaged Property and any other voluntary prepayments made by Borrower shall be applied in the order selected by Borrower, provided that (A) any amount of the Loan Outstanding which Borrower elects to prepay must be prepaid in full, or if the Release Price is not sufficient to do so, the Loan shall be only partially prepaid; (B) any prepayment is permitted under the applicable Note; (C) any prepayment premium due and owing is paid; and (D) interest is paid through the end of the month.  If Borrower does not give Lender direction with respect to the application of the Release Price or voluntary prepayment or if such direction does not comply with the provisions of (A) – (B) above, then the Release Price or voluntary prepayment shall be applied first against any Variable Loans Outstanding so long as the prepayment is permitted under the Variable Loan Note, until there are no further Variable Loans Outstanding (provided that, in the event there are multiple Variable Loans Outstanding, Lender shall determine the order of application of the Release Price or voluntary prepayment taking into account factors including the unpaid principal balance of the Variable Loan Notes, and which Variable Note Outstanding has the lowest prepayment costs or highest interest rate), and then against any Fixed Loans Outstanding, so long as the prepayment is permitted under the applicable Fixed Loan Note (provided that, in the event there are multiple Fixed Loans Outstanding, Lender shall determine the order of application of the Release Price or voluntary prepayment taking into account factors including the unpaid principal balance of the Fixed Loan Notes and which Fixed Loan Note outstanding has the lowest prepayment costs or highest interest rate).

(ii)           In the event Borrower desires to release a Release Mortgaged Property on a date (other than the last Business Day of the month) that no Outstanding Loans may be prepaid under the terms of the Note, the Release Price or the remainder of the Release Price, if any, shall be held by Lender (or its appointed collateral agent) as additional collateral for the Obligations, in accordance with a security agreement (if required by Lender) and other documents in form and substance acceptable to Lender. Any such additional collateral shall be used to prepay the applicable Loan on the last Business Day of the month in which the release occurs in the order provided in Section 3.04(d)(i).

(e)           Release of Borrower.  Upon the release of a Mortgaged Property, the Borrower that is the owner of such Release Mortgaged Property shall be released of all obligations under this Agreement and the other Loan Documents except for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination or for any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release and unless such Borrower owns another Mortgaged Property.

(f)           Release Upon Payment.  A Release may be effected upon payment of the Release Price calculated pursuant to the requirements of Section 3.04(c).  Notwithstanding the foregoing, a Release may be permitted by Lender for an amount less than the Release Price only if the release improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.

Section 3.05. Right to Substitutions

Subject to the terms and conditions of this Article 3, Borrower shall have the right to obtain the release of one or more Mortgaged Property(ies) securing the Loan made to Borrower (the “Release Mortgaged Property”) by replacing such Mortgaged Property(ies) with one or more Seniors Housing Facility(ies) that meets the requirements of this Agreement (the “Substitute Mortgaged Property”) thereby effecting a “Substitution” of Collateral.

Section 3.06. Procedure for Substitutions.

(a)           Request.  Borrower shall deliver to Lender a completed and executed Substitution Request.  Each Substitution Request shall be accompanied by the following:  (i) the information required by the Underwriting Requirements with respect to the proposed Substitute Mortgaged Property and any additional information Lender reasonably requests; and (ii) the payment of all Additional Collateral Due Diligence Fees.

(b)           Underwriting.

(i)           Lender shall evaluate the proposed Substitute Mortgaged Property in accordance with the Underwriting Requirements.

(ii)           A Substitution may be effected provided that: (A) Lender determines that the Substitute Mortgaged Property is of similar or better quality taking into account such factors as age of the asset, property condition and vacancy rate and located in a similar or better market, taking into account such factors as demographics, income levels, market occupancy rates and level of unemployment as the released Seniors Housing Facility, (B) if the Substitution occurs during the first or seventh Loan Year of the Loan which was made to finance such Release Mortgaged Property, following such Substitution the Collateral Pool satisfies the Coverage and LTV Tests and neither the Aggregate Debt Service Coverage Ratio will be reduced nor the Aggregate Loan to Value Ratio will be increased as a result of such Substitution or, if the Substitution occurs in the second through sixth Loan Year of the Loan which was made to finance such Release Mortgaged Property, immediately after giving effect to the Substitution, the Coverage and LTV Test will be satisfied, and (C) the Underwriting Requirements, including any level of care mix requirements, are satisfied.  Notwithstanding the foregoing, if any of the foregoing tests set forth above in this subsection 3.06(b)(ii) are not satisfied after the Substitution of a proposed Substitute Mortgaged Property, such Substitution may be permitted by Lender only if the Substitution improves the Collateral Pool based on factors that are consistent with

Lender’s Underwriting Requirements and result in improvement in one or more of the following areas: the then current Valuation of the Mortgaged Properties, the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.

(iii)           Within thirty (30) Business Days after receipt of (A) the Substitution Request and (B) all reports, certificates and documents required by the Underwriting Requirements and this Agreement, including a zoning analysis required by Lender in connection with similar loans anticipated to be sold to Fannie Mae, Lender shall notify the applicable Borrower whether the Substitute Mortgaged Property meets the requirements of this Section 3.06(b) and the Underwriting Requirements and the other requirements for the Substitution of a Mortgaged Property as set forth in this Agreement.  Within five (5) Business Days after receipt of Lender’s written notice in response to the Substitution Request, Borrower shall notify Lender whether it elects to proceed with the Substitution.  If Borrower fails to respond within the period of five (5) Business Days, it shall be conclusively deemed to have elected not to proceed with the Substitution.

(c)           Closing.  If Lender determines that the Substitution Request satisfies the conditions set forth herein, Borrower timely elects to proceed with the substitution, and all conditions precedent contained in Section 3.05, Section 3.06,  Section 6.05, Section 6.06, Section 6.11, Section 6.12 and all General Conditions contained in Section 6.01 are satisfied, the proposed Substitute Mortgaged Property shall be added in replacement of the Mortgaged Property being released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender and occurring --

(i)           if the substitution of the proposed Substitute Mortgaged Property is to occur simultaneously with the release of the Release Mortgaged Property, within sixty (60) days after Lender’s receipt of the applicable Borrower’s election (or on such other date to which Borrower and Lender may agree); or

(ii)           if the substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Mortgaged Property, within ninety (90) days after the release of such Release Mortgaged Property (the “Property Delivery Deadline”) in accordance with the terms of this Section 3.06(c).

Section 3.07. Substitution Deposit.

(a)             The Deposit.  If a Substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Mortgaged Property pursuant to Section 3.06(c)(ii), at the Closing Date of the release of the Release Mortgaged Property, Borrower shall deposit with Lender the “Substitution Deposit” described in Section 3.07(b) in the form of cash in a non-interest bearing account held by Lender or, in lieu of depositing cash for the Substitution Deposit, Borrower may post a Letter of Credit issued by a financial institution acceptable to Lender and having terms and conditions acceptable to Lender, having a face amount equal to the Substitution Deposit.

(b)           Substitution Deposit Amount.  The ”Substitution Deposit” for each proposed substitution shall be an amount equal to the sum of (i) the Release Price, plus (ii) any and all fee maintenance, yield maintenance or the prepayment premium, as applicable, for (A) such Note or Notes designated by Borrower in accordance with the conditions set forth in Section 3.04(d) in connection with the application of Release Price, as the Notes Borrower elects to prepay if the substitution fails to take place or (B) if Borrower does not make such designation or such designation does not comply with the provisions of Section 3.04(d), Lender shall choose such Note in accordance with the provisions of Section 3.04(d) (the “Selected Note”), calculated as of the end of the month in which the Property Delivery Deadline occurs, as if the Selected Note were to be prepaid in such month, plus (iii) principal and interest due and owing on the Selected Note, which is to be prepaid through the end of the month in which the Property Delivery Deadline occurs, plus (iv) reasonable costs, expenses and fees of Lender pertaining to the substitution (the “Substitution Cost Deposit”).  The amount of the Substitution Deposit shall be recalculated by Lender in the event the Property Delivery Deadline is extended pursuant to Section 3.06(c)(ii). If a Substitution of the last remaining asset is taking place, the cash collateral or Letter of Credit must include, (A) any yield maintenance that would be due to the extent that the Fixed Loan must be prepaid to effect a release at that time, (B) any fee maintenance that would be due to the extent that the Variable Loan must be prepaid to effect a Release at that time and (C) the full amount of principal and interest owing under the remaining Notes.  The Substitution Cost Deposit shall be used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution whether such substitution actually closes.  In the event that the Borrower elects to post a Letter of Credit in lieu of cash for the Substitution Deposit, Borrower shall also be obligated to make any regularly scheduled payments of principal and interest due under the applicable Note during any period between the closing of the Release Mortgaged Property and the earlier of the closing of the Substitute Mortgaged Property and the date of prepayment of the Note or the MBS, if applicable.

(c)           Failure to Close Substitution.  If the substitution of the proposed Substitute Mortgaged Property does not occur by the Property Delivery Deadline in accordance with Section 3.06(c)(ii), then such Borrower shall have irrevocably waived its right to substitute such Release Mortgaged Property with the proposed Substitute Mortgaged Property, and the release of the Release Mortgaged Property shall be deemed a prepayment of the Note and the MBS, if applicable.  The Property Delivery Deadline shall be no later than the date ninety (90) days after the date the Lender’s lien on such Release Mortgaged Property is released. Any MBS being prepaid shall be deemed to be prepaid as of the end of the month in which the Property Deadline falls and the Lender, shall follow standard Fannie Mae procedures for the prepayment of the Note or any applicable MBS, including delivery of the Substitution Deposit (less the Substitution Cost Deposit) to Fannie Mae in accordance with such procedures.  Any portion of the Substitution Deposit not needed to prepay the Note or any applicable MBS, all interest, and any prepayment fees (including any portion of the Substitution Cost Deposit not used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such Substitution) shall be promptly refunded to the applicable Borrower after the Property Delivery Deadline.

(d)           Substitution Deposit Disbursement.  At closing of the Substitution, the Lender shall disburse the Substitution Deposit (less any portion of the Substitution Cost Deposit used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and

Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution) directly to the Borrower at such time as the conditions set forth in Sections 3.05, 3.06, 6.05, 6.06, 6.11 and 6.12 and all General Conditions contained in Section 6.01 have been satisfied, which must occur no later than the Property Delivery Deadline.

ARTICLE 4
RESERVED

ARTICLE 5
RESERVED

ARTICLE 6
CONDITIONS PRECEDENT TO ALL REQUESTS

Section 6.01. Conditions Applicable to All Requests.

Borrower’s right to close the transaction requested in a Request shall be subject to Lender’s determination that all of the following general conditions precedent (“General Conditions”) have been satisfied, in addition to any other conditions precedent contained in this Agreement:

(a)           Reserved.

(b)           Payment of Expenses.  The payment by Borrower of Lender’s and Fannie Mae’s reasonable third party out-of-pocket fees and expenses payable in accordance with this Agreement, including, but not limited to, the legal fees and expenses described in Section 10.03.

(c)           No Material Adverse Change.  There has been no material adverse change in the financial condition, business or prospects of (i) Key Principal or (ii) other than with respect to a Release Mortgaged Property in connection with a Release Request or a Substitution Request, Borrower or in the physical condition, operating performance or value of any of the Mortgaged Properties since the date of the most recent Compliance Certificate (or, with respect to the conditions precedent to the Initial Loan, from the condition, business or prospects reflected in the financial statements, reports and other information obtained by Lender during its review of Borrower and Key Principal and the Initial Mortgaged Properties).

(d)           No Default.  Other than a Property-Specific Event of Default with respect to the Release Mortgaged Property in connection with a Release Request or a Substitution Request, there shall exist no Event of Default or Potential Event of Default unless such Event of Default or Potential Event of Default is cured by the closing of such Request.  The closing of such Request shall not result in an Event of Default or Potential Event of Default.

(e)           No Insolvency. Receipt by Lender on the Closing Date for the Request of evidence satisfactory to Lender that neither Borrower nor Key Principal is insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Loan Documents, including the making of an Additional Loan, or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.

(f)           No Untrue Statements.  The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary to make the information contained therein not misleading.

(g)           Representations and Warranties.  All representations and warranties made by Borrower in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request.

(h)           No Condemnation or Casualty.  Except with respect to the Release Mortgaged Property in connection with a Release Request or a Substitution Request, there shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against the Mortgaged Property and there shall not have occurred any casualty to any improvements located on the Mortgaged Property, which casualty would have a Material Adverse Effect.

(i)           Delivery of Closing Documents.  The receipt by Lender of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:

(i)           The Loan Documents relating to such Request;

(ii)           A Compliance Certificate;

(iii)           An Organizational Certificate; and

(iv)           Such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.

(j)           Covenants.  Borrower is in full compliance with each of the covenants contained in Article 8 and Article 9 of this Agreement, without giving effect to any notice and cure rights of Borrower.

(k)           Key Principal Financial Status.  With respect to Requests for Additional Loans, at the time of the applicable Request, Key Principal’s Net Worth is not less than $525,000,000 and Key Principal maintains cash and Cash Equivalents of not less than $20,000,000, in each case as determined by Lender.  Notwithstanding the foregoing, if either or both of the foregoing tests in this subsection 6.01(k) are not satisfied after the transaction contemplated by the applicable Request, such transaction may be permitted by Lender if it improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or more of the following areas: the then current Valuation of the Mortgaged Properties, the then current Aggregate Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.

Section 6.02. Conditions Precedent to Initial Loan.

The obligation of Lender to make the Initial Loan on the Initial Closing Date is subject to the following conditions precedent:

(a)           Receipt by Lender of the Replacement Reserve Agreement and the Completion/Repair Security Agreement;

(b)           Receipt by Lender of opinions of counsel to Borrower and counsel to Operator in form and content satisfactory to Lender;

(c)           Receipt by Lender of the documents and instruments required by Sections 6.11 and 6.12;

(d)           Delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Loan Documents required by Lender to be filed or recorded, including duly executed and delivered original copies of the Initial Security Instruments covering the Initial Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Collateral comprised of personal property, and other appropriate instruments, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Liens created by the applicable Security Instruments and any other Loan Documents creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(e)           Receipt by Lender of the Initial Origination Fee pursuant to Section 10.01(a) and the Initial Due Diligence Fee pursuant to Section 10.01(b);

(f)           An Interest Rate Cap must be purchased pursuant to Section 1.11, unless such requirement is waived by Lender pursuant to Section 1.11; and

(g)           Such other documents, instruments, approvals (and, if requested by Fannie Mae and Lender, certified duplicates of executed copies thereof) and opinions as Fannie Mae or Lender may reasonably request.

Section 6.03. Conditions Precedent to Additional Loan..

The obligation of Lender to make a requested Additional Loan is subject to the satisfaction of the following conditions precedent:

(a) Receipt by Lender of the fully executed Loan Request for such Additional Loan;

(b) Delivery by Lender to Borrower of the Rate Form for such Additional Loan;

(c) If the Additional Loan is a Fixed Loan, delivery of a Fixed Loan Note, duly executed by Borrower, in the amount and reflecting all of the terms of the Fixed Loan;

(d) If the Additional Loan is a Variable Loan, delivery of a Variable Loan Note, duly executed by Borrower, in the amount and reflecting all the terms of the Variable Loan; and

(e) For any Title Insurance Policy not containing a Future Advances Endorsement, the receipt by Lender of an endorsement to the Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date for such Additional Loan and showing no additional exceptions to coverage other than the exceptions shown on the Effective Date, Permitted Liens and other exceptions approved by Lender.

Section 6.04. Conditions Precedent to Addition of an Additional Mortgaged Property to the Collateral Pool.

The addition of an Additional Mortgaged Property to the Collateral Pool on the applicable Closing Date is subject to the satisfaction of the following conditions precedent:

(a)           Immediately after giving effect to the requested addition, the provisions of Section 3.01(b) are satisfied;

(b)           Receipt by Lender of the Addition Fee and the Additional Collateral Due Diligence Fees, or if the Additional Mortgaged Property is being added in connection with a substitution made pursuant to Section 3.05 of this Agreement, receipt by Lender of the Substitution Fee and the Additional Collateral Due Diligence Fees;

(c)           Delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, of all applicable Addition Loan Documents required by Lender to be filed or recorded, including duly executed and delivered original copies of the Security Instruments covering the Additional Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Collateral comprised of personal property, and other appropriate instruments, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument and any other Addition Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(d)           If reasonably required by Lender, (i) amendments to this Agreement, the Notes and the Security Instruments, reflecting the addition of the Additional Mortgaged Property to the Collateral Pool and, (ii) as to any Security Instrument so amended, the receipt by Lender of an endorsement to each Title Insurance Policy (or a new Title Insurance Policy, if required in the applicable jurisdiction) (A) insuring the Security Instruments, (B) amending the effective date of each Title Insurance Policy to the Closing Date and (C) showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender, if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title Insurance Policy;

(e)           If the Title Insurance Policy for the Additional Mortgaged Property contains a tie-in endorsement, an endorsement to each other Title Insurance Policy containing a tie-in endorsement, adding a reference to the Additional Mortgaged Property;

(f)           Any proposed Additional Borrower meets and satisfies all of the requirements and conditions of Section 14.02; and

(g)           Receipt by Lender on the Closing Date of a Confirmation of Obligations.

Section 6.05. Conditions Precedent to Release of Property from the Collateral Pool.

The release of a Mortgaged Property from the Collateral Pool is subject to the satisfaction of the following conditions precedent on or before the Closing Date of such release:

(a)           Receipt by Lender of the fully executed Release Request;

(b)           Immediately after giving effect to the requested release, the provisions of Section 3.04(f) are satisfied;

(c)           Receipt by Lender of the Release Price (as the same may be adjusted by Lender in a manner consistent with the last sentence of Section 3.04(f)) and all amounts owing under Section 3.04(c);

(d)           Receipt by Lender of the Release Fee;

(e)           Receipt  by Lender of all legal fees and expenses payable by Borrower in connection with a Release Request;

(f)           Receipt by Lender on the Closing Date of one (1) or more executed, original counterparts of each Release Document, dated as of the Closing Date, each of which shall be in full force and effect, in form and substance satisfactory to Lender in all respects;

(g)           If reasonably required by Lender, (i) amendments to this Agreement, the Notes and the Security Instruments, reflecting the release of the Release Mortgaged Property from the Collateral Pool and, (ii) as to any Security Instrument or Note so amended or if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title Insurance Policy, the receipt by Lender of an endorsement to each Title Insurance Policy (A) insuring the Security Instruments, (B) amending the effective date of each Title Insurance Policy to the Closing Date and (C) showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender;

(h)           If Lender determines the Release Mortgaged Property to be one (1) phase of a project, and one (1) or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), Lender must determine that the Remaining Mortgaged Properties can be operated separately from the Release

Mortgaged Property and any other phases of the project which are not Mortgaged Properties and whether any cross use agreements or easements are necessary.  In making this determination, Lender shall evaluate access, utilities, marketability, community services, ownership and operation of the Remaining Mortgaged Properties and any other issues identified by Lender in connection with similar loans anticipated to be sold to Fannie Mae;

(i)           Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the release; and

(j)           Receipt by Lender on the Closing Date of a Confirmation of Obligations.

Section 6.06. Conditions Precedent to Substitutions.

The obligation of Lender to make a requested Substitution is subject to Lender’s determination that each of the following conditions precedent has been met:

(a)           Receipt by Lender of the fully executed Substitution Request;

(b)           Receipt by Lender of the Substitution Deposit to the extent necessary under Section 3.07;

(c)           Receipt by Lender of the Additional Collateral Due Diligence Fees and Substitution Fee;

(d)           Such Substitute Mortgaged Property shall comply with the provisions of Section 3.06(b) of this Agreement;

(e)           Delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Loan Documents required by Lender to be filed or recorded, including duly executed and delivered original copies of the Security Instruments covering the Substitute Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Substitute Mortgaged Property comprised of personal property, and other appropriate instruments, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other relevant Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(f)           Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the substitution;

(g)           Receipt of all documents required for the addition of the Substitute Mortgaged Property pursuant to the Underwriting Requirements;

(h)           Any proposed Additional Borrower meets and satisfies all of the requirements and conditions of Section 14.02;

(i)           Receipt by Lender on the Closing Date of a Confirmation of Obligations; and

(j)           If reasonably required by Lender, (i) amendments to this Agreement, the Notes and the Security Instruments, reflecting the Substitution and, (ii) as to any Security Instrument or Note so amended, or if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title Insurance Policy, the receipt by Lender of an endorsement to each Title Insurance Policy (A) insuring the Security Instruments, (B) amending the effective date of each Title Insurance Policy to the Closing Date and (C) showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender, together with any reinsurance agreements required by Lender.

Section 6.07. Reserved.

Section 6.08. Conditions Precedent to Conversion.

The conversion of all or a portion of a Variable Loan to a Fixed Loan is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)           Receipt by Lender of the fully executed Conversion Request;

(b)           After giving effect to the requested conversion, the Coverage and LTV Tests will be satisfied;

(c)           Prepayment by Borrower in full of any Variable Loans Outstanding that Borrower has designated for payment, together with any associated prepayment premiums and other amounts due with respect to the prepayment of such Variable Loans shall be payable by Borrower;

(d)           If reasonably required by Lender, receipt by Lender of an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender; and

(e)           Receipt by Lender of one (1) or more executed, original counterparts of all Conversion Documents, dated as of the Closing Date, each of which shall be in full force and effect and in form and substance satisfactory to Lender in all respects.

Section 6.09. Reserved.

Section 6.10. Reserved.

Section 6.11. Delivery of Opinion Relating to Loan Request, Addition Request, Substitution Request or Conversion Request.

With respect to the closing of a Loan Request, Addition Request, Substitution Request or Conversion Request, it shall be a condition precedent that Lender receives favorable opinions of counsel (including local counsel and Operator’s counsel, as applicable) to Borrower, as to the due organization and qualification of Borrower, the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects.

Section 6.12. Delivery of Property-Related Documents.

With respect to each of the Initial Mortgaged Properties, an Additional Mortgaged Property or a Substitute Mortgaged Property, it shall be a condition precedent that Lender receive from Borrower each of the documents and reports required by Lender pursuant to the Underwriting Requirements in connection with the addition of such Mortgaged Property to the Collateral Pool and, each of the following, each dated as of the applicable Closing Date for the Initial Mortgaged Property, an Additional Mortgaged Property or a Substitute Mortgaged Property, as the case may be, in form and substance satisfactory to Lender in all respects:

(a)           A commitment for the Title Insurance Policy applicable to the Mortgaged Property and a pro forma Title Insurance Policy based on the Loan amount, in the amount of title insurance afforded by the Title Insurance Policy for each Mortgaged Property in the Collateral Pool equal to (i) if tie-in endorsements are available for all or a portion of the Mortgaged Properties, in an aggregate amount equal to the combined Allocable Loan Amounts for all of the Mortgaged Properties covered by the tie-in endorsements, not to exceed the amount of the Initial Loan, or (ii) if tie-in endorsements are not available for any of the Mortgaged Properties, then with respect to such Mortgaged Properties not subject to the tie-in endorsement an amount equal to either 100% - 175% of the Valuation of such Mortgaged Properties not subject to the tie-in endorsement (or such lesser amount that is the maximum allowed by law or regulation), such percentage to be determined by Lender at the applicable time based on the Underwriting Requirements;

(b)           the Insurance Policy (or certified copy of the Insurance Policy) applicable to the Mortgaged Property;

(c)           The Survey applicable to the Mortgaged Property;

(d)           Evidence satisfactory to Lender of compliance of the Mortgaged Property with Applicable Laws;

(e)           A Replacement Reserve Agreement or an amendment thereto, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents;

(f)           A Completion/Repair and Security Agreement or an amendment thereto, together with required escrows, on the standard form required by Lender;

(g)           A Subordination Assignment and Security Agreement for each Mortgaged Property which is managed or operated by an Operator;

(h)           An Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law;

(i)           In relation to each Initial Mortgaged Property, a Security Instrument to effectuate the addition of such Initial Mortgaged Property to the Collateral Pool, in relation to each Additional Mortgaged Property, a Security Instrument to effectuate the addition of such Additional Mortgaged Property to the Collateral Pool, and in relation to each Substitute Mortgaged Property, a Security Instrument to effectuate the addition of such Substitute Mortgaged Property to the Collateral Pool and a Note for each Loan.  The amount secured by each Security Instrument shall be equal to the aggregate amount of the Loans;

(j)           A Certificate of Borrower;

(k)           A Confirmation of Guaranty by any party providing a guaranty to Lender;

(l)           A Contribution Agreement or an amendment thereto;

(m)           Any and all Operating Leases, Management Agreements or other leases relating to the Mortgaged Property (it being acknowledged that such Operating Leases, Management Agreements or other leases may be dated other than as of the Closing Date); and

(n)           Such other documents, instruments, approvals (and, if requested by Fannie Mae and Lender, certified duplicates of executed copies thereof) and opinions as Fannie Mae or Lender may reasonably request.

Section 6.13. Reserved.

Section 6.14. Reserved.

Section 6.15. Letters of Credit.

(a)           Letter of Credit Requirements.  If Borrower provides Lender with a Letter of Credit pursuant to this Agreement, the Letter of Credit shall be in form and substance satisfactory to Lender and Lender shall be entitled to draw under such Letter of Credit solely upon presentation of a sight draft to the LOC Bank.  Any Letter of Credit shall be for a term of at least 364 days.  Any Letter of Credit shall be issued by a financial institution satisfactory to Lender and shall have its long-term debt obligations and its short-term debt obligations rated in accordance with the requirements of Fannie Mae then in effect.

(b)           Draws Under Letter of Credit.  Lender shall have the right in its sole discretion to draw monies under the Letter of Credit:

(i)           upon the occurrence of (A) an Event of Default; or (B) a Potential Event of Default of which the Borrower has knowledge has occurred and continued for two (2) Business Days;

(ii)           if 30 days prior to the expiration of the Letter of Credit, the Letter of Credit has not been extended for a term of at least 364 days; or

(iii)           upon the downgrading of the ratings of the long-term or short-term debt obligations of the LOC Bank below the requirements of Fannie Mae then in effect; or

(iv)    upon the failure to close a substitution pursuant to Section 3.07(c).

(c)           Deposit to Cash Collateral Account.  If Lender draws under the Letter of Credit pursuant to Section 6.15(b)(ii) or (iii) above, Lender shall deposit such draw monies into the Cash Collateral Account.

(d)           Default Draws.  If Lender draws under the Letter of Credit pursuant to Section 6.15(b)(i) above, Lender shall have the right to use monies drawn under the Letter of Credit for any of the following purposes:

(i)             to pay any amounts required to be paid by Borrower under the Loan Documents (including, without limitation, any amounts required to be paid to Lender under this Agreement);

(ii)             to prepay any Note (on such Borrower’s behalf, or on its own behalf, if Lender becomes the owner of the Mortgaged Property);

(iii)             to make improvements or repairs to any Mortgaged Property; or

(iv)             to deposit monies into the Cash Collateral Account.

(e)           Other Draws. If Lender draws under the Letter of Credit pursuant to Section 6.15(b)(iv) above, Lender shall have the right to use monies drawn under the Letter of Credit to prepay a Selected Note as such term is defined in Section 3.07(b).

(f)           Legal Opinion.  Prior to or simultaneous with the delivery of any new Letter of Credit (but not the extension of any existing Letter of Credit), such Borrower shall cause the LOC Bank’s counsel to deliver a legal opinion substantially in the form of Exhibit K-1 or Exhibit K-2, as applicable, and in any event satisfactory in form and substance to the Lender in the Lender’s discretion.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.01. Representations and Warranties of Borrower.

The representations and warranties of the Borrower are contained in the Certificate of Borrower.

For purposes of the Loan Documents, where Borrower purports to have knowledge and without limiting the scope of the meaning of Borrower’s having actual knowledge, Borrower will automatically and immediately be deemed to have actual knowledge:

(i) of written public disclosure; or

(ii) in the event that Key Principal or its successors and assigns has actual knowledge.

Section 7.02. Representations and Warranties of Lender.

Lender hereby represents and warrants to Borrower as follows as of the date hereof:

(a)           Due Organization.  Lender is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

(b)           Power and Authority.  Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c)           Due Authorization.  The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated thereby, and the performance by it of its obligations thereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.

ARTICLE 8
AFFIRMATIVE COVENANTS OF BORROWER

Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 8.01. Compliance with Agreements.

(a)           Each Borrower shall comply with all the terms and conditions of each Loan Document to which it is a party or by which it is bound; provided, however, that Borrower’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document.

(b)           Each Borrower shall, with respect to its applicable Mortgaged Property, comply with all the material terms and conditions of any building permits or any conditions, easements, rights-of-way or covenants of record, restrictions of record or any recorded or, to the extent Borrower has knowledge thereof, unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority; provided, however, that a Borrower’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable document.

Section 8.02. Maintenance of Existence.

Each Borrower shall maintain its existence and continue to be organized under the laws of the state of its organization. Each Borrower shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.

Section 8.03. Financial Statements; Accountants’ Reports; Other Information.

(a)           Each Borrower shall keep and maintain, and shall cause Key Principal to keep and maintain, at all times at the address set forth in Section 15.08 of this Agreement, or such Borrower shall cause each Operator to keep and maintain at all times at the address set forth in Section 11 of the Subordination, Assignment and Security Agreement or at the applicable Mortgaged Property, and upon Lender’s request shall make available at the applicable Mortgaged Property, complete and accurate books of accounts and records (including copies of supporting bills and invoices) in sufficient detail to correctly reflect (i) all of such Borrower’s and Key Principal’s financial transactions and assets, and (ii) the results of the operation of the applicable Mortgaged Property, and copies of all written contracts, Leases and other instruments which affect each such Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service and management services).  The books, records, contracts, Leases and other instruments shall be subject to examination and inspection at any reasonable time by Lender.

(b)           In addition, Borrower (with respect to clauses (i), (ii), (iii), (ix) and (xi) set forth below) shall furnish, or cause to be furnished, to Lender (in each case subject to applicable Privacy Laws):

(i)           Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the close of each fiscal year of Key Principal during the Term of this Agreement, the consolidated balance sheet of Key Principal and its subsidiaries as of the end of such fiscal year, the consolidated statement of income, expenses, equity and retained earnings of Key Principal’s and its subsidiaries’ operation for such fiscal year, and the statement of cash flows of Key Principal and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP consistently applied and accompanied by a certificate of Key Principal’s independent certified public accountants to the effect that such financial statements have been externally prepared by and reviewed by such accountants, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, with such certification to be free of exceptions and qualifications as to the scope of the audit as to the going concern nature of the business;

(ii)           Quarterly Financial Statements.  As soon as available, and in any event within sixty (60) days after each of the first three fiscal quarters of each fiscal year of Key Principal during the Term of this Agreement, the unaudited balance sheet showing all assets and liabilities of Key Principal as of the end of such fiscal quarter, the unaudited statement of income, expenses, equity and retained earnings of Key Principal and the unaudited statement of changes in financial position and cash flows of Key Principal for the portion of the fiscal year ended with the last day of such quarter, and if required by Lender, a statement of income and expenses of each Mortgaged Property for the prior month, all prepared in accordance with GAAP and in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, accompanied by a certificate of an authorized representative of Key Principal reasonably acceptable to Lender stating that such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the results of its operations and financial condition for the periods and dates indicated, subject to year end adjustments in accordance with GAAP;

(iii)           Quarterly Property Statements.  As soon as available, and in any event within forty five (45) days after each Calendar Quarter, a statement of income and expenses of each Mortgaged Property prepared in accordance with GAAP and accompanied by a certificate of an authorized representative of the applicable Borrower reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated;

(iv)           Annual Property Statements.  On an annual basis within ninety (90) days after the close of its fiscal year, an annual statement of income and expenses of each Mortgaged Property accompanied by a certificate of an authorized representative of the applicable Borrower reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated;

(v)           Monthly Property Statements.  Upon Lender's request, a monthly property management report for each Mortgaged Property in the form customarily generated by each Borrower or Operator, as the case may be (which form has been delivered to Lender prior to the Initial Closing Date and Lender has approved the same), showing the number of inquiries made and rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender;

(vi)           Updated Rent Rolls.  Within one hundred twenty (120) days after the end of each fiscal year of each Borrower, and at any other time upon Lender’s request, a current Rent Roll for each Mortgaged Property, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable for the current month, the date through which rent has been paid and any other information requested by Lender and accompanied by a certificate of an authorized representative of the applicable Borrower reasonably acceptable to Lender to the effect that each such Rent Roll fairly, accurately and completely presents the information required therein;

(vii)           Security Deposit Information.  Within one hundred twenty (120) days after the end of each fiscal year of Borrower, and at any other time upon Lender’s request, an accounting of all security deposits held in connection with any Lease of any part of any Mortgaged Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name and telephone number of the person to contact at such financial institution, along with any authority or release necessary for Lender to access information regarding such accounts;

(viii)           Accountants’ Reports; Other Reports.  Promptly upon receipt thereof: copies of any reports or management letters submitted to Borrower by its independent certified public accountants in connection with the examination of its financial statements made by such accountants (except for reports otherwise provided pursuant to subsection (a) above); provided, however, that Borrower shall only be required to deliver such reports and management letters to the extent that they relate to Borrower or any Mortgaged Property;

(ix)           Ownership Interests.  For purposes of monitoring compliance with Section 8.12 of this Agreement, within 120 days after the end of each fiscal year of Borrower and Key Principal, and at any other time upon Lender’s request, a statement that identifies all direct and indirect owners of any interest in Borrower (other than any Persons directly or indirectly owning any public stock of Key Principal with no other direct or indirect ownership interest in Borrower) and the interest held by each, if Borrower is a corporation, all officers and directors of Borrower, and if Borrower is a limited liability company, all managers who are not members;

(x)           Complaints.  Within 10 Business Days after any Borrower’s receipt, copies of any complaint filed with any court or administrative or regulatory authority against any Borrower or any Mortgaged Property management alleging any violation of fair housing law, handicap access or the Americans with Disabilities Act and any final administrative or judicial dispositions of such complaints;

(xi)           Resident Care Agreements.  Upon the Lender’s request, copies of resident care agreements;

(xii)           Intentionally Deleted.

(xiii)           Regulatory or Licensing.  Within 10 Business Days after receipt thereof, copies of all inspection reports, surveys, reviews, and certifications prepared by, for, or on behalf of any licensing or regulatory authority relating to any Mortgaged Property and any legal actions, orders, notices, or reports relating to any Mortgaged Property issued by the applicable regulatory or licensing authorities which in any instance would cause any Borrower to be in noncompliance with any term or covenant in this Agreement;

(xiv)           Services and Operations.  Upon the request of Lender, copies of all reports relating to the services and operations of each Mortgaged Property, including, if applicable, Medicaid cost reports and records relating to account balances due to or from Medicaid or any private insurer;

(xv)           Other Reports.  Promptly upon receipt thereof, all schedules, financial statements or other similar reports requested by the Lender with respect to such Borrower's business affairs or condition (financial or otherwise) or any of the Mortgaged Properties;

(xvi)           Certification.  All certifications required to be delivered pursuant to this Agreement shall run directly to and be for the benefit of Lender and Fannie Mae;

(xvii)           Books and Records.  If an Event of Default has occurred and is continuing, Borrower shall deliver to Lender upon written demand all books and records relating to its Mortgaged Property or its operation;

(xviii)           Incident Reports.  Within 10 days of submission by or to Borrower, copies of all incident reports submitted to any liability insurance carrier or any elderly affairs, regulatory or licensing authority;

(xix)           Annual Financial Statements of Operator.  Within 10 days of submission to Borrower by Operator the financial statements, reports, documents, communications and information delivered to Borrower by Operator pursuant to the Operating Lease or Management Agreement as in effect on the date of this Agreement;

(xx)           Annual Budgets.  Prior to the start of its fiscal year, an annual budget for each Mortgaged Property for such fiscal year, setting forth an estimate of all of the costs and expenses, including capital expenses, of maintaining and operating each Mortgaged Property; and

(xxi)           Federal Tax Returns.  Within thirty (30) days of filing, the Federal tax return of each Borrower and Key Principal.

(c)           Each of the statements, schedules and reports required by Section 8.03 shall be certified to be complete and accurate by an individual having authority to bind Borrower, and shall be in such form and contain such detail as Lender may reasonably require.  If an Event of Default has occurred and is continuing, Lender also may require that any statements, schedules or reports be audited at Borrower's expense by independent certified public accountants acceptable to Lender.

(d)  If Borrower fails to provide in a timely manner the statements, schedules and reports required by Section 8.03, Lender shall have the right to have Borrower's books and records audited, at Borrower's expense, by independent certified public accountants selected by Lender in order to obtain such statements, schedules and reports, and all related costs and expenses of Lender shall become immediately due and payable and shall become an additional part of the Indebtedness as provided in Section 12 of each Security Instrument.

(e)  Each Borrower irrevocably authorizes Lender to obtain a credit report on such Borrower at any time.

Access to Records; Discussions With Officers and Accountants.

To the extent permitted by law and in addition to the applicable requirements of the Security Instruments, each Borrower shall permit Lender and shall cause its Operator to permit Lender to:

(a)           inspect, make copies and abstracts of, and have reviewed or audited, such of such Borrower’s and/or its Operator’s books and records as may relate to the Obligations or its Mortgaged Property;

(b)           at any time discuss such Borrower’s affairs, finances and accounts with such Borrower’s Senior Management or property managers and independent public accountants; after an Event of Default, discuss such Borrower’s affairs, finances and account with Key Principal’s officers, partners and employees;

(c)           discuss the Mortgaged Properties’ conditions, operations or maintenance with the officers of the Operator of such Mortgaged Properties, the officers and employees of such Borrower and/or the Key Principal; and

(d)           receive any other information that Lender reasonably deems necessary or relevant in connection with the Loan, any Loan Document or the Obligations from the officers and employees of such Borrower or third parties.

Notwithstanding the foregoing, prior to an Event of Default or Potential Event of Default and in the absence of an emergency, all inspections shall be conducted at reasonable times during normal business hours upon reasonable notice to Borrower.

Section 8.05. Certificate of Compliance.

Each Borrower shall deliver to Lender concurrently with the delivery of the financial statements and/or reports required by Section 8.03(a) and Section 8.03(b) a certificate signed by an authorized representative of such Borrower reasonably acceptable to Lender (i) setting forth in reasonable detail the calculations required to establish whether such Borrower and Key Principal were in compliance with the requirements of Article 8 of this Agreement on the date of such financial statements, and (ii) stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Potential Event of Default has occurred, or if an Event of Default or Potential Event of Default has occurred, specifying the nature thereof in reasonable detail and the action such Borrower is taking or proposes to take.  Any certificate required by this Section shall run directly to and be for the benefit of Lender and Fannie Mae.

Section 8.06. Maintain Licenses.

Each Borrower shall procure and maintain or cause its Operator to procure and maintain in full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business at the applicable Mortgaged Property and shall abide by and satisfy all terms and conditions of all such licenses, Permits, charters and registrations.

Section 8.07. Inform Lender of Material Events.

Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which Borrower has actual knowledge:

(a)           Defaults.  The occurrence of any Event of Default or any Potential Event of Default under this Agreement or any other Loan Document or any default under the Operating Lease or the Management Agreement;

(b)           Regulatory Supervision or Penalty.  The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect; the receipt of notice from any Governmental Authority having jurisdiction over Borrower or Operator that (A) Borrower or Operator is being placed under regulatory supervision, (B) any License, Permit, charter, membership or registration material to the conduct of Borrower’s or Operator’s business or the Mortgaged Properties is to be suspended or revoked or (C) Borrower or Operator is to cease and desist any practice, procedure or policy employed by Borrower or Operator in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect;

(c)           Bankruptcy Proceedings.  The commencement of any proceedings by or against Borrower, Operator or Key Principal under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for any such party;

(d)           Environmental Claim.  The receipt from any Governmental Authority or other Person of any notice of violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, pollution, contamination or other adverse effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon (i) the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity on any Mortgaged Property in violation of any law or (ii) the violation, or alleged violation, of any Hazardous Materials Laws in connection with any Mortgaged Property or any of the other assets of Borrower;

(e)           Material Adverse Effects.  The occurrence of any act, omission, change or event (including the commencement or written threat of any proceedings by or against Borrower in any Federal, state or local court, or before any Governmental Authority, or before any arbitrator), that has, or would reasonably be expected to have, a Material Adverse Effect, subsequent to the date of the most recent audited financial statements of Borrower delivered to Lender pursuant to Section 8.03;

(f)           Accounting Changes.  Any material change in Borrower’s accounting policies or financial reporting practices;

(g)           Legal and Regulatory Status.  The occurrence of any act, omission, change or event, including any Governmental Approval, the result of which is to change or alter in any material way the legal or regulatory status of Borrower or Operator;

(h)           Change in Senior Management.  Any change in the identity of Senior Management; and

(i)           Legal Proceedings.  The commencement or written threat of, or amendment to, any proceedings by or against Borrower or any Operator in any Federal, state or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, would have, or at the time of determination may reasonably be expected to have, a Material Adverse Effect.

Section 8.08. Compliance with Applicable Law.

Each Borrower shall comply and shall cause the Operator to comply in all material respects with all Applicable Laws now or hereafter affecting the applicable Mortgaged Property or any part of such Mortgaged Property or requiring any alterations, repairs or improvements to such Mortgaged Property.  Each Borrower shall procure and continuously maintain or shall cause the Operator to procure and maintain in full force and effect, and shall abide by and satisfy or shall cause the Operator to abide by and satisfy all material terms and conditions of all Permits and shall comply with all written notices from Governmental Authorities with respect to its Mortgaged Property.  Each Borrower shall comply and shall cause the Operator to comply in all material respects with all requirements of insurance companies or similar organizations which have provided insurance with respect to Borrower or its Mortgaged Property, affecting the operation or use of such Mortgaged Property or the consummation of the transactions to be effected by this Agreement or any of the other Loan Documents.

Section 8.09. Alterations to the Mortgaged Properties.

(a)           Except as otherwise provided in the Completion/Repair and Security Agreement and Replacement Reserve Agreement, each Borrower shall have the right to undertake any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Property which it owns without the prior consent of Lender; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Lender if (i) such Alteration could reasonably be expected to adversely affect the value of such Mortgaged Property or its operation as a Senior Housing Facility in substantially the same manner in which it is being operated on the date such property became Collateral, (ii) the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to five percent (5%) or more of the Leases would be permitted to terminate their Leases or to abate the payment of all or any portion of their rent, or (iii) such Alteration will be completed in more than twelve (12) months from the date of commencement or in the last year of the Term of this Agreement.  Notwithstanding the foregoing, Borrower must obtain Lender’s prior written consent to construct Alterations with respect to the Mortgaged Property costing in excess of, with respect to any Mortgaged Property, the number of units in such Mortgaged Property multiplied by $2,500, but in any event, costs in excess of $250,000 and

Borrower must give prior written notice to Lender of its intent to construct Alterations with respect to such Mortgaged Property costing in excess of $150,000; provided, however, that the preceding requirements shall not be applicable to Alterations made, conducted or undertaken by Borrower as part of Borrower’s routine maintenance and repair of the Mortgaged Properties as required by the Loan Documents.

(b)           In the event Lender’s prior written consent is required pursuant to Section 8.09(a), the requirements set forth on Schedule 2 shall apply to Material Projects as defined on Schedule 2.  If an Alteration does not qualify as a Material Project and Lender consent is required pursuant to Section 8.09(a), the requirements on Schedule 2 will not have to be satisfied.

(c)           Lender acknowledges that construction has commenced at Lodge at Paulin Creek.  This Alteration is a Material Project.  Lender hereby consents to the Material Project at Lodge at Paulin Creek as described on Schedule 3 attached hereto provided that Borrower complies with the requirements of Schedule 2 as it relates to Lodge at Paulin Creek.

Section 8.10. Loan Document Taxes.

If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Loan Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, Borrower shall pay all such Loan Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) as they become due and payable and shall promptly furnish proof of such payment to Lender, as applicable.  In the event of passage of any law or regulation permitting, authorizing or requiring such Loan Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit Borrower from paying the Loan Document Taxes to or for Lender, Borrower shall enter into such further instruments as may be permitted by law to obligate Borrower to pay such Loan Document Taxes.

Section 8.11. Further Assurances.

Borrower, at the request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may reasonably request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents.  Borrower hereby authorizes Lender to file any such financing statement or continuation statement without the signature of such Borrower to the extent permitted by law. If Lender believes that an “all-asset” collateral description, as contemplated by Section 9-504(2) of the UCC, is appropriate as to any Collateral under any Loan Document, the Lender is irrevocably authorized to use such a collateral description, whether in one or more separate filings or as part of the collateral description in a filing that particularly describes the collateral.

Section 8.12. Transfer of Ownership Interests in Borrower.

(a)           Prohibition on Transfers.  Subject to paragraph (b) of this Section, Borrower shall not cause or permit, and shall cause Key Principal not to cause or permit:

(i)           a Transfer as described in Paragraph (1) of the definition of “Transfer”;

(ii)           a Change of Control;

(iii)           a Transfer or change in the holder of the Licenses authorizing the Mortgaged Property to operate as a Seniors Housing Facility.

(b)           Permitted Transfers.  Notwithstanding the provisions of paragraph (a) of this Section, the following Transfers are permitted without the consent of Lender:

(i)           If Borrower, any Targeted Entity or Affiliate Operator is a partnership or a joint venture, a Transfer or Transfers of no more than 49%, individually or in the aggregate, of the limited partnership or joint venture interests in Borrower, any Targeted Entity or Affiliate Operator; provided, however, that no Change of Control occurs as a result of such Transfer.

(ii)           If Borrower, any Targeted Entity or Affiliate Operator is a limited liability company, a corporation or any other entity (other than a partnership or a joint venture), a Transfer or Transfers of no more than 49%, individually or in the aggregate, of the Ownership Interests in Borrower, any Targeted Entity or Affiliate Operator; provided, however, that no Change of Control occurs as a result of such Transfer.

(iii)           A Transfer of Ownership Interests in Key Principal; provided, however, that no Change of Control occurs as the result of such Transfer.

(iv)           The issuance by Key Principal of additional stock and the subsequent Transfer of such stock; provided, however, that no Change of Control occurs as a result of such Transfer.

(v)           A merger with or acquisition of another entity by Key Principal, provided that (1) Key Principal is the surviving entity after such merger or acquisition, (2) no Change of Control occurs, and (3) such merger or acquisition does not result in an Event of Default, as such terms are defined in this Agreement.

(vi)           A Transfer of any Ownership Interest in Borrower, any Targeted Entity or Affiliate Operator to a Subsidiary of Key Principal.

(vii)           Any reconstitution of Key Principal from one type of entity to another type of entity or any amendment, modification or any other change in the governing instrument or instruments of Key Principal; provided, however, that (A) no Change of Control occurs as a result of any such Transfer, (B) the decision-making powers and rights of the board of directors of Key Principal are not eliminated, materially impaired or materially reduced as a result of such Transfer (provided, however, that the creation of new committees of the board of directors that are delegated certain powers and authority of the board of directors will not be deemed to be an elimination, material impairment or material reduction of the decision-making powers of the board of directors so long as the board of directors controls the composition of such committees and has the right to rescind any such delegation) and (C) the board of directors of Key Principal continues to exist and Control the Key Principal.

Section 8.13. Transfer of Ownership of Mortgaged Property.

(a)           Prohibition on Transfers.  Subject to paragraph (b) of this Section, Borrower shall not cause or permit, and shall cause Key Principal not to cause or permit, a Transfer as described in Paragraph (2) of the definition of “Transfer.”

(b)           Permitted Transfers.  Notwithstanding provision (a) of this Section, the following Transfers of a Mortgaged Property by Borrower or Key Principal are permitted and, except as set forth in subsection (iv) of this Section 8.13(b), shall not require the consent of Lender:

(i)           The grant of a leasehold interest or a life estate in, or the execution of an entrance fee agreement with respect to, individual dwelling units or commercial spaces in accordance with the Security Instrument.

(ii)           A sale or other disposition of obsolete or worn out personal property that, to the extent necessary for, or beneficial to, the operations of the Mortgaged Property,  is contemporaneously replaced by comparable personal property of equal or greater value that is free and clear of liens, encumbrances and security interests other than those created by the Loan Documents or Permitted Liens.

(iii)           The creation of a tax lien or a mechanic's, materialman's, or judgment lien against a Mortgaged Property which is bonded off, released of record, or otherwise remedied to Lender's satisfaction within 45 days after Borrower has actual or constructive notice of the existence of such lien.

(iv)           The grant of an easement if, prior to the granting of the easement, Borrower causes to be submitted to Lender all information required by Lender to evaluate the easement, and if Lender consents to such easement based upon Lender’s determination that the easement will not materially adversely affect the operation of such Mortgaged Property or Lender’s interest in such Mortgaged Property and Borrower pays to Lender, on demand, all reasonable third party out-of-pocket costs and expenses incurred by Lender in connection with reviewing Borrower’s request.  Lender shall not unreasonably withhold its consent to or withhold its agreement to subordinate the lien of the Applicable Security Instrument to (1) the grant of a utility easement serving such Mortgaged Property to a publicly operated utility, or (2) the grant of an easement related to expansion or widening of roadways, provided that any such easement is in form and substance reasonably acceptable to Lender and does not materially and adversely affect the access, use or marketability of such Mortgaged Property.

(c)           Assumption of Collateral Pool.  Notwithstanding paragraph (a) of this Section, a Transfer of the entire Collateral Pool may be permitted with the prior written consent of Lender if each of the following requirements is satisfied:

(i)           the transferee (“New Collateral Pool Borrower”) is a Single-Purpose entity, is not directly or indirectly owned by and is not a Prohibited Person and executes an assumption agreement that is acceptable to Lender pursuant to which such New Collateral Pool Borrower assumes all obligations of Borrower under all the applicable Loan Documents;

(ii)           the applicable Loan Documents shall be amended and restated as deemed necessary or appropriate by Lender to meet the then-applicable requirements of Fannie Mae; provided, however, any waivers granted in connection with the execution and delivery of this Agreement and/or the Loan will not be reinstated unless specifically approved by Lender and Fannie Mae;

(iii)           after giving effect to the assumption, the requirements of Section 6.05 and the General Conditions contained in Section 6.01 shall be satisfied;

(iv)           New Collateral Pool Borrower shall make such deposits to the reserves or escrow funds established under the Loan Documents, including replacement reserves, completion/repair reserves, and all other required escrow and reserve funds at such times and in such amounts as determined by Lender at the time of the assumption;

(v)           New Collateral Pool Borrower delivers any additional collateral, guaranties of non-recourse obligations or other credit support to mitigate any risks concerning the proposed New Collateral Pool Borrower or the performance or condition of the Mortgaged Properties, as Lender may require;

(vi)           Lender shall be the servicer of the loan; and

(vii)           the requirements of Section 8.14 are satisfied.

Section 8.14. Consent to Prohibited Transfers.

(a)           Consent to Prohibited Transfers.  Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate Sections 8.12 and 8.13 if, prior to the Transfer, Borrower or Key Principal, as the case may be, has satisfied each of the following requirements:

(i)           the submission to Lender of all information required by Lender to make the determination required by this Section;

(ii)           the absence of any Event of Default;

(iii)           the transferee and any Key Principal is not directly or indirectly owned by and is not a Prohibited Person and meets all of the eligibility, credit, management and other standards (including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of borrowers or key principals, as the case may be, in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on Seniors Housing Facilities;

(iv)           in the case of a Transfer of direct or indirect ownership interests in Borrower or Key Principal, as the case may be, if transferor or any other person has obligations under any Loan Documents, the execution by the transferee or one (1) or more individuals or entities acceptable to Lender and/or Fannie Mae of an assumption agreement, and any other required loan documents, as applicable, that is acceptable to Lender and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee comply with any provisions of this Agreement or any other Loan Document which previously may have been waived by  Lender;

(v)           if an MBS execution is Outstanding, the Transfer shall not cause any adverse consequences in the taxes or accounting of the trust pursuant to which the MBS is issued as determined by Fannie Mae;

(vi)           Lender’s receipt of all of the following:

(A)           a transfer fee equal to one (1) percent of the unpaid Outstanding principal balance of the Loan.

(B)           In addition, Borrower shall be required to reimburse Lender for all of Lender’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request.

(vii)           if any MBS is Outstanding, the Transfer shall not result in a “significant modification,”  as defined under applicable Treasury Regulations, of any Loan that has been securitized in an MBS.

Section 8.15. Date-Down Endorsements.

Before the release or substitution of a Mortgaged Property and at any time and from time to time that Lender has reason to believe that an additional lien may encumber a Mortgaged Property, Lender may obtain an endorsement to each Title Insurance Policy containing a revolving credit endorsement, amending the effective date of each such Title Insurance Policy to the date of the title search performed in connection with the endorsement. Borrower shall pay for the cost and expenses incurred by Lender to the Title Company in obtaining such endorsement, provided that, for each Title Insurance Policy, it shall not be liable to pay for more than one (1) such endorsement in any consecutive twelve (12) month period.

Section 8.16. Ownership of Mortgaged Properties.

Each Borrower shall be the sole owner of each of its Mortgaged Property free and clear of any Liens other than Permitted Liens.

Section 8.17. Reserved.

Section 8.18. Reserved.

Section 8.19. Default Under or Discontinuance of Any Operating Lease or Management Agreement.

Within five Business Days of Borrower’s receipt, Borrower shall give Lender written notice of any notice or information that Borrower receives which indicates that either Borrower or Operator is in default under the terms of any Operating Lease or Management Agreement, or that Operator is otherwise discontinuing its operation and management of the Mortgaged Property.

Section 8.20. Single Purpose Entity.

Each Borrower, each managing member or single member of a Borrower that is a limited liability company, each general partner of a Borrower that is a limited partnership and any entity which solely owns a Borrower that is a corporation shall maintain itself as a Single-Purpose entity.

Section 8.21. ERISA.

Each Borrower shall at all times remain in compliance in all material respects with all applicable provisions of ERISA, if any, and shall not incur any liability to the PBGC on a Plan under Title IV of ERISA.  No Borrower, nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.  The assets of each Borrower do not constitute plan assets within the meaning of Department of Labor Regulation §2510.3-101 of any employee benefit plan subject to Title I of ERISA.

Section 8.22. Consents or Approvals.

Borrower shall obtain any required consent or approval of any creditor of Borrower, any Governmental Authority or any other Person to perform its obligations under this Agreement and any other Loan Documents.

Section 8.23. Operator Security Deposits.

Borrower shall deposit any and all cash security deposits paid by the Operator in accordance with the Operating Lease or Management Agreement into an account designated by Lender.

Section 8.24. Operator Guaranty.

If at any time the obligations of an Operator under an Operating Lease or Management Agreement are guaranteed pursuant to an Operator Guaranty, the Borrower shall remit and shall cause Operator to remit any and all payments made under the Operator Guaranty to Lender.  Borrower and Operator will cause each Operator Guaranty to remain in full force and effect until the Loans under this Agreement are paid in full.  Borrower will not suffer or permit a material non-payment default under the Operator Guaranty.

Section 8.25. Villas at Courtyard Post-Closing Obligations.

Within ninety (90) days after the Initial Closing Date, Borrower shall cause the dry sprinkler system at the property known as Villas at Courtyard to be converted to a wet sprinkler system in a manner satisfactory to Lender.

Section 8.26. Oak Tree Villas Regulatory Agreement.

Borrower hereby represents and warrants that: (1) Borrower is in full compliance with that certain Agreement dated June 3, 1987 by and between City of Scots Valley and Borrower affecting the property known as Oak Tree Villas and (2) while the City of Scots Valley does not provide Borrower with verbal or written verification of compliance with the Agreement on an annual basis, it does provide indications of non-compliance and has not done so for the most recent annual period.  If at any time the City of Scots Valley does provide written verification of compliance, Borrower covenants that it shall promptly provide such verification to Lender.  Borrower further covenants that it shall promptly notify Lender in writing of: (1) any notice of non-compliance, whether written or verbal, (2) the cause of Borrower’s non-compliance, (3) Borrower’s plan for remedying its non-compliance and (4) Borrower’s proposed time period for achieving compliance.

Section 8.27. No Other Regulatory Agreements.

Borrower hereby represents and warrants that, except for the Agreement set forth in Section 8.26 of this Agreement relating to the property known as Oak Tree Villas, no Mortgaged Property is subject to any regulatory agreement or other similar agreement which imposes rental restrictions on the Mortgaged Property.

Section 8.28. Oil, Gas and Mineral Reservations.

(a)           Borrower hereby represents and warrants that it has not been contacted by or on behalf of the owner, lessee, holder or beneficiary of any grant, reservation or lease of oil, gas or mineral rights affecting any Mortgaged Property and is not aware of (without having conducted any inquiry) any proposed exercise of such rights by or on behalf of such owner, lessee, holder or beneficiary, except for the exercise of such rights at the Mortgaged Properties known as Sterling House of Lewisville and Sterling House of Youngstown.  Borrower covenants that it shall immediately notify Lender in writing if it is so contacted or if it becomes aware of any proposed exercise of such rights at any other Mortgaged Property.

(b)           Borrower covenants that it shall not enter into, make, or consent to any lease, sublease, license, grant, reservation, or any other form of transfer of any oil, gas, or mineral rights (each, a “Mineral Rights Conveyance”) with respect to any Mortgaged Property without the written consent of Lender.  Borrower agrees to promptly notify Lender in writing in the event of any damage to any Mortgaged Property as a result of or in any way relating to the exercise of any right under a Mineral Rights Conveyance.

(c)           Borrower represents and warrants that, to Borrower’s knowledge, there has been no Mineral Rights Conveyance with respect to the Mortgaged Properties known as Sterling House of Corsicana, Sterling House of Lewisville, Sterling House of Mansfield, Sterling House of Weatherford, Summit at Lakeway, Summit at Northwest Hills, Hampton at Cypress Station, and Homewood Residence at Castle Hills (each, a “Texas Mortgaged Property”) other than those instruments specifically enumerated in the Title Insurance Policies delivered with respect to Sterling House of Lewisville, Summit at Lakeway, and Hampton at Cypress Station.  If in the judgment of Lender any material damage occurs to any Texas Mortgaged Property or any improvements located thereon as a result of or in any way relating to (i) the exercise of any right under a Mineral Rights Conveyance that occurs on or before the Closing Date, or (ii) any subsidence arising from the exercise of any rights under a Mineral Rights Conveyance, then Lender may elect, in its sole and absolute discretion, to require Borrower to release such Texas Mortgaged Property from the Collateral Pool in accordance with Section 3.04 of this Agreement (including, without limitation, payment of the Release Price) within thirty (30) Business Days of written notice from Lender.

(d)           Borrower represents and warrants that, to Borrower’s knowledge, there has been no Mineral Rights Conveyance with respect to the Mortgaged Property known as Sterling House of Oklahoma City West (the “Oklahoma Mortgaged Property”).  If in the judgment of Lender any material damage occurs to the Oklahoma Mortgaged Property or any improvements located thereon as a result of or in any way relating to the exercise of any rights arising from a Mineral Rights Conveyance, then Lender may elect, in its sole and absolute discretion, to require Borrower to release the Oklahoma Mortgaged Property from the Collateral Pool in accordance with Section 3.04 of this Agreement (including, without limitation, payment of the Release Price) within thirty (30) days following Lender’s delivery of written notice of such election.

Section 8.29. Sterling House of Lewisville and Sterling House of Youngstown Exercise of Oil, Gas or Mineral Rights.

Borrower hereby represents and warrants that the exercise of oil, gas or mineral rights at the Mortgaged Properties known as Sterling House of Lewisville and Sterling House of Youngstown is (i) horizontal drilling and not drilling on the surface of such Mortgaged Properties and (ii) not disruptive in any manner to the use, operations or maintenance of such Mortgaged Properties.

Section 8.30. Lodge at Paulin Creek Permits.

Borrower hereby represents and warrants that it has obtained any and all Permits necessary for the Material Project at Lodge at Paulin Creek as described on Schedule 3 attached hereto.

Section 8.31. Reserved.

Section 8.32. Texas Licenses.

(a)           The Borrower represents and warrants as follows:

(i)           Borrower has filed with the appropriate Governmental Authorities with respect to each of the Texas Mortgaged Properties all applications and information that is required to transfer all Licenses with respect to such Mortgaged Properties to each respective Texas Limited Liability Company Borrower, effective retroactively to the Closing Date.

(ii)           Borrower has no reason to believe that any such application will be denied or that any such License will be limited or qualified in any respect.

(iii)           Borrower expects all Licenses to be transferred within three months of the Closing Date.

(iv)           Each Borrower and its Operator are legally authorized to operate each Texas Mortgaged Property as a Senior Housing Facility between the Closing Date and the transfer or date of issuance of new Licenses to each Texas Limited Liability Company Borrower.

(b)           Within three (3) months of the Closing Date, Borrower shall cause all Licenses relating to the operation of each of the Texas Mortgaged Properties to be transferred to, or cause such Licenses to be issued or re-issued to, the respective Texas Limited Liability Company Borrower of each such Texas Mortgaged Property.  Each Texas Limited Liability Company Borrower shall hold in its name all Licenses pertaining to the operation of the respective Texas Mortgaged Property owned by such entity which are required to be held in such entity’s name under Applicable Law and cooperate with Lender in effectuating these transactions.  Borrower shall deliver copies of such licenses and customary corporate and licensing legal opinions satisfactory to Lender promptly after such Licenses are issued.

Section 8.33. Zoning.

(a)           If (i) a condemnation or casualty occurs with respect to either of the Mortgaged Properties known as Sterling House of Corsicana and Sterling House of Panama City, and (ii) the improvements on either Mortgaged Property cannot be reconstructed and operated as a Senior Housing Facility, pursuant to Applicable Law, then Borrower will be obligated to release such Mortgaged Property from the Collateral Pool in accordance with Section 3.04 of this Agreement (including, without limitation, payment of the Release Price) within thirty (30) days of such casualty or condemnation.

Section 8.34. Utility Easements.

(a)           Reference is hereby made to (i) that Easement dated as of August 28, 1997 in favor of Florida Power & Light Company recorded in Book 1555 at page 1078 of the Charlotte County, Florida land records, which affects the Mortgaged Property know as Sterling House at Port Charlotte, and (ii) that Property Line Adjustment Survey for Nationwide Health Prop., Inc. dated May, 1996 recorded as instrument number 96052856 in the Ada County, Idaho land records, which affects the Mortgaged Properties know as Wynwood at River Place and Villas at River Place (collectively, the “Utility Easements”).  From and after the Closing Date, Borrower shall use diligent, commercially reasonable efforts to cause the Utility Easements to be amended, which amendments shall be approved by Lender, in its reasonable discretion (each, an “Easement Amendment”), to provide that:

(i)
the easement-holders and other beneficiaries of the Utility Easements may not cause improvements comprising the Senior Living Facilities to be removed from the easement areas established pursuant to the Utility Easements; and

(ii)
any damage to the improvements comprising the Senior Living Facilities caused by the easement-holders and other beneficiaries of the Utility Easements arising from the exercise of their rights pursuant to the Utility Easements shall be promptly repaired to the state that existed prior to the occurrence of such damage.

(b)           Borrower shall provide Lender with Monthly Progress Reports describing the status of its efforts with respect to each of the Easement Amendments, which Monthly Progress Report shall include, but shall not be limited to, copies of correspondence with the applicable easement-holder or beneficiary and such other information as Lender may reasonably request.  No later than ten (10) Business Days following the execution of an Easement Amendment, Borrower shall (i) deliver to Lender a copy of the same, along with any additional information reasonably requested by Lender, and (ii) shall cause the Easement Amendment to be recorded among the applicable land records.

(c)           If Borrower reasonably believes that the beneficiary or easement-holder of a Utility Easement will not agree to an Easement Amendment for a Mortgaged Property, then Borrower shall promptly notify Lender in writing.  Lender may then elect, in its sole discretion, to either (i) waive the requirements of clauses (a) and (b) above with respect to that Mortgaged Property, or (ii) require the Borrower to request additional information or take additional, reasonable steps described by Lender.  Borrower shall promptly, but in no event later than the next Monthly Report, provide Lender with evidence reasonably acceptable to Lender that it has requested such information or is diligently pursuing such additional steps, as applicable until such time as Lender elects to waive the requirements of clauses (a) and (b) above with respect to the Mortgaged Property or until an Easement Amendment is executed and delivered.

(d)           If (i) Borrower is unable to obtain an Easement Amendment with respect to any of the Mortgaged Properties described therein, and (ii) in the judgment of Lender any material damage to the improvements comprising the Senior Living Facilities occurs as a result of or in any way relating to the exercise of any rights under either of the Utility Easements, then Borrower will be obligated to release such Mortgaged Property from the Collateral Pool in accordance with Section 3.04 of this Agreement (including, without limitation, payment of the Release Price) within ten (10) Business Days of written notice from Lender.

Section 8.35. Estoppel Certificates; SNDAs.

(a)           Reference is hereby made to the (i) Declaration of Covenants, Conditions and Restrictions recorded among the land records of Orange County, California in Book 14092 at page 1797 affecting the Mortgaged Property known as Inn at the Park, (ii) Declaration of Covenants, Conditions, Restrictions and Property Owner’s Association recorded among the land records of Alachua County, Florida in Book 1850 at page 2450 affecting the Mortgaged Properties known as Clare Bridge of Gainesville and Sterling House of Gainesville, and (iii) restrictions recorded among the map records of Harris County, Texas in Volume 336 at page 145 affecting the Mortgaged Property known as Hampton at Cypress Station (collectively, the “Subject Instruments”).  Borrower hereby represents and warrants that (1) to Borrower’s knowledge, no default has occurred under any of the Subject Instruments and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any of the Subject Instruments and (2) Borrower has not received any notice of assessments or other notice requiring payment under any of the Subject Instruments.

(b)           Reference is hereby made to that certain Building and Rooftop Lease Agreement dated as of November 13, 2001 by and between ARC Northwest Hills, L.P., a Tennessee limited partnership, and Nextel of Texas, Inc., a Texas corporation, and that certain Building and Rooftop Lease Agreement dated as of February 22, 2002 by and between ARC Northwest Hills, L.P., a Tennessee limited partnership, and Dallas MTA, L.P., d/b/a Verizon Wireless (the “Verizon Lease”), each affecting the Mortgaged Property known as Summit at Northwest Hills (collectively, the “Subject Leases”).  Borrower hereby represents and warrants that, to Borrower’s knowledge (1) each of the Subject Leases is valid and in full force and effect on the date hereof and (2) no default has occurred under either of the Subject Instruments and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under either of the Subject Instruments.

(c)           From and after the Closing Date, Borrower shall use diligent, commercially reasonable efforts to obtain an estoppel certificate (collectively, the “Tenant Estoppels”) and a subordination, non-disturbance and attornment agreement (collectively, the “SNDAs”) from each of the tenant under the Verizon Lease in a form reasonably acceptable to Lender.  No later than ten (10) Business Days following the execution of a Tenant Estoppel or SNDA, Borrower shall (i) deliver to Lender a copy of the same, along with any additional information reasonably requested by Lender, and (ii) shall cause any SNDA to be recorded among the applicable land records.

(d)           If Borrower reasonably believes that the tenant under the Verizon Lease will not agree to a Tenant Estoppel or SNDA, then Borrower shall promptly notify Lender in writing.  Lender may then elect, in its sole discretion, to either (i) waive the requirements of clause (c) above with respect to such Tenant Estoppel or SNDA, or (ii) require the Borrower to request additional information or take additional, reasonable steps described by Lender.  Borrower shall promptly provide Lender with evidence reasonably acceptable to Lender that it has requested such information or is diligently pursuing such additional steps, as applicable until such time as Lender elects to waive the requirements of clause (c) above with respect to the Tenant Estoppel or SNDA or until the Tenant Estoppel or SNDA is executed and delivered.

(e)           Reference is hereby made to that certain Lease, dated as of July 15, 1983, evidenced by that Short Form of Lease for Recordation, recorded August 8, 1983 as Instrument No. 83-911074 (the “Ground Lease”).  Borrower hereby represents and warrants that (i) three of the four partners that comprise RSZ Partnership, a general partnership that is the landlord under the Ground Lease (“Ground Lessor”), have executed an estoppel certificate in a form approved by Lender (the “Ground Lessor Estoppel”), (ii) the remaining partner in Ground Lessor has requested additional information and has not executed the Ground Lessor Estoppel, (iii) the remaining partner in Ground Lessor has not asserted to Borrower or its representatives that a default has occurred under the Ground Lease or any other matter that is contrary to the representations contained in the Ground Lessor Estoppel, and (iv) Tenant has delivered to Lender a true copy of its correspondence with Landlord requesting the Ground Lessor Estoppel.

(f)           From and after the Closing Date, Borrower shall use diligent, commercially reasonable efforts to cause the remaining partner in Ground Lessor to execute the Ground Lessor Estoppel; provided, however, that such efforts shall not require Borrower to pay to Ground Lessor (or any partner comprising Ground Lessor) any sums that are not required to be paid pursuant to the Ground Lease.  No later than ten (10) Business Days following the execution of the Ground Lessor Estoppel by the remaining partner in Ground Lessor, Borrower shall deliver to Lender a copy of the same, along with any additional information reasonably requested by Lender.

(g)           If Borrower reasonably believes that remaining partner in Ground Lessor will not agree to execute the Ground Lessor Estoppel, then Borrower shall promptly notify Lender in writing.  Lender may then elect, in its sole discretion, to either (i) waive the requirements of clause (f) above, or (ii) require the Borrower to request additional information or take additional, reasonable steps described by Lender.  Borrower shall promptly provide Lender with evidence reasonably acceptable to Lender that it has requested such information or is diligently pursuing such additional steps, as applicable until such time as Lender elects to waive the requirements of clause (f) above or until the Ground Lessor Estoppel is executed and delivered.

Section 8.36. Compliance Plan

(a)           Reference is hereby made to that certain Oak Tree Villa Facility #445294156 Compliance Plan effective as of August 1, 2011 through July 31, 2013, affecting the Mortgaged Property known as Oak Tree Villa (the “Compliance Plan”).  Borrower hereby represents and warrants that (i) Borrower submitted the Compliance Plan to the California Department of Social Services, Community Care Licensing Department (the “DSS”) on July 27, 2011, (ii) the Compliance Plan incorporates the requirements set forth in the Non-Compliance Conference of July 1, 2011, and (iii) Borrower has no knowledge of any reason why the DSS would materially reject the Compliance Plan.

(b)           From and after the Closing Date, Borrower shall use diligent, commercially reasonable efforts to respond to any requests for modification of the Compliance Plan required by the DSS, implement the Compliance Plan and any supplemental requirements of the DSS related thereto and comply with the terms thereof.  No later than ten (10) Business Days following receipt of any material communication by the DSS with respect to the Compliance Plan, Borrower shall deliver to Lender a copy of the same, along with any additional information reasonably requested by Lender.

Section 8.37. Search Results.

No later than five (5) Business Days after the Closing Date, Borrower shall deliver to Lender the results of the following searches (collectively, the “Searches”) to be run against Brookdale Lakeway, LLC, Brookdale Northwest Hills, LLC, Brookwood Cypress Station, LLC, and Brookwood Hills, LLC (collectively, the “Texas Borrowers”): (i) petitions with the U.S. Bankruptcy court located in the district of the Mortgaged Property owned by the applicable Texas Borrower, (ii) litigation in the U.S. District Court located in the district of the Mortgaged Property owned by the applicable Texas Borrower, (iii) federal and state tax liens, fixture files, judgment liens, and litigation in the county where the Mortgaged Property owned by the applicable Texas Borrower is located, (iv) judgment liens and litigation in the county where the applicable Texas Borrower resides or was formed, (v) litigation in the U.S. District Court located in the district where the applicable Texas Borrower resides or was formed, and (vi) Uniform Commercial Code financing statements with the Secretary of State in the state where the applicable Texas Borrower was formed.  The results of the searches and any matter disclosed thereby must be satisfactory to Lender.

Section 8.38. Medicaid Pledge.

The pledge to the Lender of the Medicaid payments in the manner contemplated by the Loan Documents does not violate the provisions of 42 U.S.C. §§ 1395g(c) or 1396a(a)(32) or the laws of the jurisdictions where the Mortgaged Properties are located applicable to the reassignment of Medicaid payments.

ARTICLE 9
NEGATIVE COVENANTS OF BORROWER

Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 9.01. Other Activities.

(a)           No Targeted Entity shall amend its Organizational Documents in any material respect, including without limitation the allocation of decision-making rights among the members and partners, without the prior written consent of Lender;

(b)           Reserved;

(c)           Reserved;

(d)           Borrower shall not use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Seniors Housing Facility and ancillary uses consistent with Seniors Housing Facilities including, without limitation, therapy services.

Section 9.02. Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on Borrower’s interest in any Mortgaged Property or any part of any Mortgaged Property, except the Permitted Liens.

Section 9.03. Indebtedness.

Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than the Loan and any Permitted Indebtedness) in connection with any of the Mortgaged Properties.  Neither Borrower nor any owner of Borrower shall incur any “mezzanine debt,” issue any preferred equity or incur any similar Indebtedness or equity with respect to any Mortgaged Property.  Notwithstanding the foregoing, Borrower may receive an Intercompany Loan,  provided that such Intercompany Loan is subordinated to the Loans and all amounts owing under this Master Agreement or any other Loan Document in accordance with the following provisions:

Key Principal or the applicable Affiliate making such Intercompany Loan must irrevocably and unconditionally agree that all amounts payable from time to time to Key Principal or such Affiliate in connection with any such Intercompany Loan (the “Affiliate Subordinated Obligations”), and such rights, claims and indebtedness, are deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of all obligations owing by any such Borrower under the Master Agreement or any other Loan Documents (the “Senior Obligations”); provided, however, payments may be received by Key Principal or the applicable Affiliate in accordance with, and only in accordance with paragraph (b) below.

(b)           Until the Senior Obligations have been finally paid in full or fully performed and the Loan Documents have been terminated, Key Principal and any such Affiliate irrevocably and unconditionally agrees it will not ask, demand, sue for, take or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner whatsoever, any payment with respect to, or any security or guaranty for, the whole or any part of the Affiliate Subordinated Obligations, and Key Principal and any such Affiliate agrees that it will not receive any payment of any kind on account of the Affiliate Subordinated Obligations, so long as any of the Senior Obligations are outstanding or any of the terms and conditions of any of the Loan Documents are in effect; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, if no Potential Event of Default or Event of Default has occurred and is continuing under the Loan Documents then payments may be received by Key Principal or the applicable Affiliate in respect of the Affiliate Subordinated Obligations.  Except as aforesaid, Key Principal and the applicable Affiliate agrees not to accept any payment or satisfaction of any kind in respect of the Affiliate Subordinated Obligations and agrees to assign such rights to Lender, including the right to file proofs of claim and to vote thereon in connection with any case under the Bankruptcy Code, including the right to vote on any plan of reorganization.  In the event that any payment on account of Affiliate Subordinated Obligations is received by Key Principal or the applicable Affiliate in violation of the foregoing, such payment is held in trust for the benefit of Lender and, until the Senior Obligations have been finally paid in full and all the Loan Documents have been terminated, is paid to Lender for application to the Senior Obligations.

Section 9.04. Principal Place of Business.

Borrower shall not change its principal place of business, state of formation, legal name or the location of its books and records, each as set forth in the Certificate of Borrower, without first giving thirty (30) days’ prior written notice to Lender.

Section 9.05. Condominiums.

Borrower shall not submit any Mortgaged Property to a condominium regime during the Term of this Agreement.

Section 9.06. Restrictions on Distributions.

Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests as such if, at the time of such distribution, (i) a Potential Event of Default or an Event of Default has occurred and remains uncured or (ii) a Bankruptcy Event has occurred with respect to the owners of its Ownership Interests or Key Principal.

Section 9.07. No Hedging Arrangements.

Without the prior written consent of Lender, or unless otherwise required or permitted by the Pledge Interest Rate Cap Agreement, Borrower will not enter into or guarantee, provide security for or otherwise undertake any form of contingent obligation with respect to any Hedging Arrangement.

Section 9.08. Confidentiality of Certain Information.

Borrower shall not disclose any terms, conditions, underwriting requirements or underwriting procedures of this Agreement or any of the Loan Documents; provided, however, that such confidential information may be disclosed (A) as required by law or pursuant to generally accepted accounting procedures, (B) to officers, directors, employees, agents, partners, attorneys, accountants, engineers and other consultants of Borrower or Key Principal who need to know such information, provided such Persons are instructed to treat such information confidentially, (C) to any regulatory authority having jurisdiction over a Borrower, any Operator or Key Principal, (D) in connection with any filings of Borrower or Key Principal with the Securities and Exchange Commission or other Governmental Authorities, or (E) to any other Person to which such delivery or disclosure may be necessary or appropriate (1) in compliance with any law, rule, regulation or order applicable to a Borrower, or (2) in response to any subpoena or other legal process or information investigative demand.  Borrower permits Lender to disclose all financial and other information received from or on behalf of Borrower to Fannie Mae in connection with the assignment of the Loan.

Section 9.09. Changes to Licenses, Permits.

Borrower shall not and shall cause the Operator not to, without the prior written consent of the Lender, amend, modify or otherwise change the Licenses or Permits to add Skilled Nursing Units at any Mortgaged Property.

Section 9.10. Reserved.

Section 9.11. Accounts.

Borrower agrees not to, without Lender’s prior written consent, (i) permit its own funds to be deposited into any account (other than Key Principal’s centralized cash management account) in which any Person has a security interest, pledge, lien or right of set-off, or which is controlled in any manner by any other Person (other than Lender); and (ii) allow or suffer any Operator to deposit its own funds generated from or relating to any Mortgaged Property into any account (other than Key Principal’s centralized cash management account) in which any Person has a security interest, pledge, lien or right of set-off, or which is controlled in any manner by any other Person (other than Lender).  Borrower agrees to cause Key Principal not to allow any Person to have a security interest, pledge, lien or right of set-off (other than for ordinary course fees and charges with respect to the deposit account and settlement and charge back rights of the depositary bank for returned checks) in Key Principal’s centralized cash management account or to allow any other Person to control such cash management account.

Section 9.12. Change of Operator.

Borrower shall not transfer responsibility for the operation or management of any Mortgaged Property to any other Person (the “Replacement Manager”) or enter into an Operating Lease or Management Agreement without obtaining the prior written consent of Lender, which consent shall be given in Lender’s sole discretion; provided, however, that Lender’s prior written consent shall not be required if Borrower transfers responsibility for the operation or management of the applicable Mortgaged Property to an Affiliate thereof.  Prior to any such transfer, Borrower shall be required to deliver to Lender a fully executed Subordination, Assignment and Security Agreement, which shall be executed by Borrower, the Replacement Manager, Lender and/or any other necessary party thereto, and shall be in form and substance satisfactory to Lender.

Section 9.13. Termination , Modification or Amendment of Operating Lease or Management Agreement.

Borrower shall not terminate, amend or modify any of the terms or provisions of the Operating Lease or Management Agreement, without the prior written consent of Lender.

Section 9.14. Payments under Operating Lease or Management Agreement After Default.

After Borrower receives notice (or otherwise has actual knowledge) of an Event of Default, Borrower shall not make any payment under or pursuant to the Operating Lease or Management Agreement without Lender’s prior written consent.

ARTICLE 10
FEES

Section 10.01. Origination Fees.

(a)           Origination Fee.  Borrower shall pay to Lender on or before the Initial Closing Date an origination fee (“Initial Origination Fee”) equal to $2,188,885.00.

(b)           Due Diligence Fees.

(i)           Initial Due Diligence Fees.  Borrower has paid to Lender non-refundable due diligence fees (“Initial Due Diligence Fees”) with respect to each Initial Mortgaged Property in an amount equal to $4,000 per Initial Mortgaged Property.  All Initial Due Diligence Fees, third party costs and out-of-pocket fees and expenses incurred by Lender and Fannie Mae shall be paid by Borrower on the Initial Closing Date (or, if the proposed Initial Mortgaged Properties do not become part of the Collateral Pool, on demand).  Any portion of the Initial Due Diligence Fee paid to Lender not actually used by Lender to cover reasonable due diligence expenses shall be promptly refunded to Borrower.

(ii)           Additional Due Diligence Fees for Additional Collateral.  Borrower shall pay to Lender non-refundable additional due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each proposed Additional Mortgaged Property or Substitute Mortgaged Property, as applicable, in an amount equal to a $7,000.00 deposit per Additional Mortgaged Property or Substitute Mortgaged Property, as applicable, which represents the estimated cost for due diligence expenses.  All Additional Collateral Due Diligence Fees, third party costs and out-of-pocket fees and expenses incurred by Lender and Fannie Mae shall be paid by Borrower on the applicable Closing Date (or if the relevant proposed Additional Mortgaged Property or Substitute Mortgaged Property, as applicable, does not become part of a Collateral Pool, on demand) for the Additional Mortgaged Property or Substitute Mortgaged Property, as applicable.  Any portion of the Additional Collateral Due Diligence Fees paid to Lender and not actually used by Lender to cover reasonable due diligence expenses shall be promptly refunded to Borrower.

Section 10.02. Legal Fees and Expenses.

(a)           Initial Legal Fees.  Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket third party legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date of this Agreement.

(b)           Fees and Expenses Associated with Requests.  Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket third party costs and expenses incurred by Lender, including the out-of-pocket legal fees and expenses incurred by Lender in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with each Request, the performance by Lender of any of its obligations with respect to the Request, the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to the Request, and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable costs and expenses in connection with a Request.  The obligations of Borrower under this subsection shall be absolute and unconditional, regardless of whether the transaction requested in the Request actually occurs.  Borrower shall pay such costs and expenses to Lender on the Closing Date for the Request (including any request for an Additional Loan), or, as the case may be, after demand by Lender when Lender determines that such Request will not close.

Section 10.03. Failure to Close any Request.

If Borrower makes a Request and fails to close on the Request for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae all actual damages incurred by Lender and Fannie Mae in connection with the failure to close including, without limitation, any breakage costs and reasonable attorney’s fees.

ARTICLE 11
EVENTS OF DEFAULT

Section 11.01. Events of Default.

Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:

(a)           the occurrence of a default under any Loan Document beyond the cure period, if any, set forth therein or an Event of Default under and as defined in any Loan Document; or

(b)           the failure by Borrower to pay when due any amount payable by Borrower under any Note, any Security Instrument, this Agreement or any other Loan Document, including any fees, costs or expenses; or

(c)           the failure by Borrower to perform or observe any covenant contained in Sections 8.02, 8.07, 8.12, 8.13, 8.14, 8.16, 8.19, 8.20, 8.21, 8.22, 8.23, 8.24, 8.25, 8.26, 8.28, 8.31, 8.32, 8.33, 8.34, 8.35, 8.36, 8.37 and Article 9; or

(d)           any warranty, representation or other written statement made by or on behalf of any Borrower or Key Principal contained in this Agreement, any other Loan Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or

(e)           (i)           any Targeted Entity shall (A) commence a voluntary case (or, if applicable, or joint case) under any Chapter of the Bankruptcy Code (as now or hereafter in effect) or otherwise, (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts as they become due, (F) make a general assignment for the benefit of creditors, (G) assert that any Borrower or any guarantor (solely with respect to any guaranty given by such guarantor) has no liability or obligations under this Agreement or any other Loan Document to which it is a party; or (H) take any action for the purpose of effecting any of the foregoing; or

(ii)           a case or other proceeding shall be commenced against any Targeted Entity in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of any Targeted Entity or of all or a substantial part of the property, domestic or foreign, of any Targeted Entity and any such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or any order granting the relief requested in any such case or proceeding against any Targeted Entity (including an order for relief under such Federal bankruptcy laws) shall be entered; or

(iii)           any Targeted Entity files an involuntary petition against Borrower under any Chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement or readjustment of debt, dissolution, liquidation or similar proceeding relating to Borrower under the laws of any jurisdiction.

(f)                      both (i) an involuntary petition under any Chapter of the Bankruptcy Code is filed against Borrower or Borrower directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Targeted Entity has acted in concert or conspired with such creditors of Borrower (other than Lender) to cause the filing thereof.

(g)           if any provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason cease to be valid and binding in accordance with its terms on Borrower or Key Principal, or shall be declared to be null and void, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by any Targeted Entity seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower, Key Principal or any guarantor (solely with respect to any guaranty given by such guarantor) shall deny that it has any further liability or obligation hereunder or thereunder; or

(h)           (i) the execution by Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein (other than in connection with any Permitted Liens), or (ii) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the ownership thereof will not vest unconditionally in Borrower free from encumbrances (other than in connection with Permitted Liens), or (iii) if Borrower does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claims title to such materials, fixtures, or articles; or

(i)           the failure by Borrower to comply with any requirement of any Governmental Authority by the shorter of (A) the time period required by such Governmental Authority and (B) within thirty (30) days after written notice of such requirement shall have been given to Borrower by such Governmental Authority; provided that, if action is commenced and diligently pursued by Borrower within such thirty (30) days, then Borrower shall have an additional thirty (30) days to comply with such requirement; or

(j)           a dissolution or liquidation for any reason (whether voluntary or involuntary) of any Targeted Entity; or

(k)           any judgment against Borrower or Key Principal, any attachment or other levy against any portion of Borrower’s or Key Principal’s assets with respect to a claim or claims in an amount, in the case of Borrower, in excess of $250,000 in the aggregate and, in the case of Key Principal, in excess of $1,000,000 in the aggregate, remains unpaid, unstayed on appeal undischarged, unbonded, not fully insured or undismissed for a period of ninety (90) days; or

(l)           reserved;

(m)           reserved;

(n)           reserved;

(o)           reserved;

(p)           reserved; or

(q)           the failure by Borrower or Key Principal or any guarantor to perform or observe any material term, covenant, condition or agreement hereunder, other than as contained in subsections (a) through (l) above, or in any other Loan Document, within thirty (30) days after receipt of notice from Lender identifying such failure, provided such period shall be extended for up to thirty (30) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender.

Notwithstanding anything to the contrary herein or in any other Loan Document, if an Event of Default shall occur hereunder or under any other Loan Document because a representation, warranty, affirmative covenant, negative covenant or other provision hereunder or thereunder shall be breached or violated that in Lender’s sole and exclusive judgment is with respect to a particular Mortgaged Property (other than any misappropriation of funds collected in respect thereof) (each, a “Property-Specific Event of Default”), such Event of Default shall be deemed cured if Borrower shall satisfy all of the conditions set forth in Section 3.04 of this Agreement relating to the release of such Mortgaged Property from the Collateral Pool within thirty (30) days of Borrower acquiring knowledge of such Event of Default (the “Release Cure

Period”). During the Release Cure Period, Lender agrees that it shall not have the right to exercise the remedy set forth in Section 12.01(a) of this Agreement; provided, however, that the foregoing shall not impair Lender’s right to exercise the remedies set forth in Sections 12.01(c) and (d) of this Agreement during such Release Cure Period.  If Lender shall elect to exercise any such remedies during such period, and if Borrower releases such Mortgaged Property pursuant to the provisions of Section 3.04 of this Agreement as described in the preceding sentence and at the time of such release no other Event of Default has occurred and is continuing, Lender shall cease exercising such remedies with respect to the applicable Property-Specific Event of Default and discontinue any proceedings it may have initiated in connection therewith, and the parties shall be restored to their former positions and rights hereunder; provided, however, that if Borrower shall fail to satisfy all of the conditions set forth in Section 3.04 of this Agreement relating to the release of such Mortgaged Property from the Collateral Pool during the Release Cure Period, Lender may thereafter exercise any and all remedies available to it under Article 12 of this Agreement, including, without limitation, the remedy set forth in Section 12.01(a).

ARTICLE 12
REMEDIES

Section 12.01. Remedies; Waivers.

Upon the occurrence of an Event of Default, Lender may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by Borrower):

(a)           by written notice to Borrower, to be effective upon dispatch, terminate the Loan and declare the principal of, and interest on, the Loan and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the Loan will terminate and the principal of, and interest on, the Loan and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable.

(b)           accelerate any Note without needing to accelerate any other Note and in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights and remedies in and under the Loan Documents with regard to any Mortgaged Property without needing to exercise and perfect its rights and remedies with respect to any other Mortgaged Property, provided that any such exercise shall be without regard to the Allocable Loan Amount assigned to such Mortgaged Property and provided, further, that Lender may recover an amount equal to the full amount outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied as determined by Lender in its sole and absolute discretion.

(c)           Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents.

(d)           Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.

Section 12.02. Waivers; Rescission of Declaration.

Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower.  Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.  This provision shall not be construed to permit the waiver of any condition to a Request otherwise provided for herein.

Section 12.03. Lender’s Right to Protect Collateral and Perform Covenants and Other Obligations.

If Borrower or Key Principal fails to perform the covenants and agreements contained in this Agreement or any of the other Loan Documents, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including (i) disbursement of reasonable attorneys’ fees, (ii) entry upon the Mortgaged Property to make repairs and replacements, (iii) procurement of satisfactory insurance as provided in Section 5 of the Security Instrument encumbering the Mortgaged Property, and (iv) if the Security Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the ground lease.  Any amounts disbursed by Lender pursuant to this Section, with interest thereon, shall become additional indebtedness of Borrower secured by the Loan Documents.  Unless Borrower and Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the weighted average, as determined by Lender, of the interest rates in effect from time to time for the Loan unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law.  Nothing contained in this Section shall require Lender to incur any expense or take any action hereunder.

Section 12.04. No Remedy Exclusive.

Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.

Section 12.05. No Waiver.

No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default or Potential Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Section 12.06. No Notice.

To entitle Lender to exercise any remedy reserved to Lender in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents.

ARTICLE 13
INSURANCE, REAL ESTATE TAXES AND REPLACEMENT RESERVES

Section 13.01. Insurance and Real Estate Taxes.

(a)           Insurance and Tax Escrow; Waiver.  Borrower shall establish funds for taxes, insurance premiums and certain other charges for each Mortgaged Property in accordance with Section 7(a) of the Security Instrument for each Mortgaged Property.  Notwithstanding the foregoing, so long as no Event of Default or Potential Event of Default has occurred, Lender hereby waives the obligations of Borrower under Section 7(a) of each Security Instrument with respect to the escrow of premiums for insurance (the “Required Insurance Escrow Payments”).  During any period in which the obligation to pay the Required Insurance Escrow Payments has been waived pursuant to this Section 13.01, Borrower shall:  (i) pay insurance premiums with respect to the insurance policy meeting the requirements of the Security Instrument for each Mortgaged Property, (ii) send Lender invoices and paid receipts, or other documentation satisfactory to Lender, evidencing payment of such insurance premiums on the earlier of (A) the date that each such premium is due and payable and (B) thirty (30) days prior to then current expiration date of the insurance policy, (iii) at least fifteen (15) days prior to the expiration of an insurance policy, deliver or shall cause any Operator to deliver to Lender the original (or a duplicate original) of a renewal policy in form satisfactory to Lender, and (iv) include all payments of insurance premiums and taxes in its quarterly and annual property income and expense data.

(b)           Revocation of Waiver.  Lender’s waiver of the Required Insurance Escrow Payments shall, at the option of Lender, be revoked upon the occurrence of any of the following events:

(i)           the occurrence of an Event of Default or a Potential Event of Default; or

(ii)           any Borrower shall fail to perform its obligations under Section 13.01(a).

(iii)           failure by any Borrower to (A) participate in a blanket insurance policy that complies with Fannie Mae’s insurance requirements and (B) annually furnish signed insurance binders to Lender within fifteen (15) days prior to the insurance renewal date.

(c)           Upon Lender’s revocation of its waiver of the Required Escrow Payments, Borrower’s obligations under Section 7(a) of each of the Security Instruments shall immediately be reinstated.

Section 13.02. Replacement Reserves.

Each Borrower shall execute the Replacement Reserve Agreement for the Mortgaged Properties and shall (unless waived by Lender) make all deposits for replacement reserves for its applicable Mortgaged Property in accordance with the terms of the Replacement Reserve Agreement.

Section 13.03. Completion/Repair Reserves.

Each Borrower shall execute the Completion/Repair and Security Agreement for the Mortgaged Properties and shall (unless waived by Lender) make all deposits for reserves for its applicable Mortgaged Property in accordance with the terms of the Completion/Repair and Security Agreement.

ARTICLE 14
LIMITS ON PERSONAL LIABILITY

Section 14.01. Personal Liability to Borrower.

Except as otherwise provided in this Article 14, Borrower shall have no personal liability under the Loan Documents for the repayment of any Indebtedness or for the performance of any other Obligations of Borrower under the Loan Documents, and Lender’s only recourse for the satisfaction of the Indebtedness and the performance of such Obligations shall be Lender’s exercise of its rights and remedies with respect to the Mortgaged Properties and any other Collateral held by Lender as security for the Indebtedness.

(a)           Exceptions to Limits on Personal Liability.  Borrower shall be personally liable to Lender for the repayment of a portion of the Loan and other amounts due under the Loan Documents equal to any loss, expense, cost, liability or damage suffered by Lender as a result of or in any manner relating to (i) failure of Borrower to pay to Lender upon demand after an Event of Default all Rents to which Lender is entitled under Section 3(a) of the Security Instrument encumbering the applicable Mortgaged Property and the amount of all security deposits held by Borrower from tenants then in residence; (ii) failure of Borrower to apply all insurance proceeds, condemnation proceeds or security deposits from tenants as required by the Security Instrument encumbering the Mortgaged Property; (iii) failure of such Borrower to comply with its obligations under the Loan Documents with respect to the delivery of books and records and financial statements; (iv) fraud or written material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower in connection with the application for or creation of the Obligations or any request for any action or consent by Lender; (v) waste or abandonment of a Mortgaged Property by Borrower; (vi) failure to apply Gross Revenue, first, to the payment of reasonable Operating Expenses and then to amounts (“Obligated Amounts”) payable or necessary to be paid to perform its Obligations under the Loan Documents (except that Borrower will not be personally liable (1) to the extent that Borrower lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding, or (2) with respect to Gross Revenue of a Mortgaged Property that are distributed in any Calendar Quarter if Borrower has paid all Operating Expenses and Obligated Amounts for that Calendar Quarter); (vii) the transfer or issuance of or failure to transfer or issue new Licenses to the Texas Limited Liability Company Borrowers pursuant to Section 8.32(b); (viii) a violation of Section 8.28(c); (ix) any damage to any Texas Mortgaged Property or any improvements located thereon as a result of (i) the exercise of any right under a Mineral Rights Conveyance that occurs on or before the Closing Date, or (ii) any subsidence arising from the exercise of any rights under a Mineral Rights Conveyance; or (x) any damage to any Oklahoma Mortgaged Property or any improvements located thereon as a result of the exercise of any rights arising from a Mineral Rights Conveyance.  Borrower shall also be personally liable to Lender for the payment of the Release Price pursuant to Sections 8.28, 8.31, 8.33 or 8.34.

(b)           Full Recourse.  Borrower shall be personally liable to Lender for the payment and performance of all Obligations upon the occurrence of any of the following Events of Default: (i) failure of Borrower to maintain itself as a Single-Purpose entity; or (ii) a Transfer that is not permitted under Section 8.12 or 8.13 of this Agreement; or (iii) a failure to satisfy any and all indemnification obligations contained in Section 18 of any Security Instrument or (iv) a Bankruptcy Event.

(c)           As used in this Subsection, the term “Bankruptcy Event” means any one or more of the following events:

(A)
Any Borrower (i) commences a voluntary case (or, if applicable, a joint case) under any chapter of the Bankruptcy Code or otherwise or consents to or fails to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any chapter of the Bankruptcy Code or otherwise, (ii) institutes (by petition, application, answer, consent or otherwise) any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, consents to or acquiesces in the appointment of any receiver, liquidator, custodian, sequestrator, trustee or similar officer for it or for all or any substantial part of the Mortgaged Properties or (v) admits in writing its inability to pay its debts generally as they mature.

(B)
Any Borrower, any Affiliate of Borrower, any Key Principal or any Affiliate of Key Principal, files an involuntary petition against any Borrower under any chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to Borrower under the laws of any jurisdiction.

(C)
Both (1) an involuntary petition under any chapter of the Bankruptcy Code is filed against any Borrower, or any Borrower directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Borrower, any Affiliate of Borrower, any Key Principal or any Affiliate of Key Principal has acted in concert or conspired with such creditors of Borrower (other than Fannie Mae or Lender) to cause the filing thereof.

(d)           Miscellaneous.  To the extent that Borrower has personal liability under this Section, or any guarantor has liability under any guaranty, such liability shall be joint and several and Lender may exercise its rights against Borrower personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against Key Principal or any guarantor, if applicable, or pursued any other rights available to Lender under the Loan Documents or Applicable Law.  For purposes of this Article, the term “Mortgaged Property” shall not include any funds that (i) have been applied by Borrower as required or permitted by the Loan Documents prior to the occurrence of an Event of Default, or (ii) are owned by Borrower and which Borrower or any guarantor was unable to apply as required or permitted by the Loan Documents because of a bankruptcy, receivership, or similar judicial proceeding.

Section 14.02. Additional Borrowers.

If the owner of an Additional Mortgaged Property or a Substitute Mortgaged Property is an Additional Borrower, the owner of such Additional Mortgaged Property or Substitute Mortgaged Property, as the case may be, must demonstrate to the satisfaction of Lender that:

(i)           the Additional Borrower is a Single-Purpose entity; and

(ii)           the Additional Borrower is directly or indirectly wholly-owned by Key Principal.

In addition, on the Closing Date of the addition of an Additional Mortgaged Property or a Substitute Mortgaged Property, the owner of such Additional Mortgaged Property or such Substitute Mortgaged Property, as the case may be, if such owner is an Additional Borrower, shall become a party to the Contribution Agreement in a manner satisfactory to Lender, shall deliver a Certificate of Borrower in form and substance satisfactory to Lender, and in the case of an addition of a Mortgaged Property execute and deliver, along with the other Borrowers, Variable Loan Notes and/or Fixed Loan Notes and in the case of a Substitution shall become a party to any Variable Loan Notes and/or Fixed Loan Notes.  Any Additional Borrower of an Additional Mortgaged Property or a Substitute Mortgaged Property, as the case may be, which becomes added to the Collateral Pool shall be a Borrower for purposes of this Agreement and shall execute and deliver to Lender an amendment adding such Additional Borrower as a party to this Agreement and revising the Exhibits hereto, as applicable, to reflect the Additional Mortgaged Property or Substitute Mortgaged Property and Additional Borrower, in each case satisfactory to Lender.

Upon the release of a Mortgaged Property, the Borrower that owns such Release Mortgaged Property shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents (unless such Borrower owns any other Mortgaged Property) except for any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release or for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination.

Section 14.03. Borrower Agency Provisions.

(a)           Each Borrower shall irrevocably designate the Borrower Agent to be its agent and in such capacity to receive on behalf of the Borrower all proceeds, receive all notices on behalf of Borrower under this Agreement, make all requests under this Agreement, and execute, deliver and receive all instruments, certificates, requests, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes the Lender to pay over all loan proceeds hereunder in accordance with the request of the Borrower Agent.  Each Borrower hereby acknowledges that all notices required to be delivered by Lender to any Borrower shall be delivered to the Borrower Agent and thereby shall be deemed to have been received by such Borrower.

(b)           The handling of this credit facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to each of Borrower and Key Principal and is at their mutual request.  Lender shall not incur liability to Borrower or Key Principal as a result thereof.  To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies the Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the Borrower Agent handling of the financing arrangements of Borrower as provided herein, reliance by Lender on any request or instruction from Borrower Agent or any other action taken by the Lender with respect to this Section 14.03 except due to willful misconduct or gross negligence of the indemnified party.

Section 14.04. Joint and Several Obligation; Cross-Guaranty.

Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary (but subject to the provisions of Section 14.01, the last sentence of this Section 14.04 and the provisions of Section 14.11), each Borrower shall have joint and several liability for all Obligations.  Notwithstanding the intent of all of the parties to this Agreement that all Obligations of each Borrower under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower, each Borrower, on a joint and several basis, hereby irrevocably guarantees on a non-recourse basis, subject to the exceptions to non-recourse provisions of Section 14.01, to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Borrower.  Each Borrower agrees that its non-recourse guaranty obligation hereunder is an unconditional guaranty of payment and performance and not merely a guaranty of collection.  The Obligations of each Borrower under this Agreement shall not be subject to any counterclaim, set-off, recoupment, deduction, cross-claim or defense based upon any claim any Borrower may have against Lender or any other Borrower; provided, however, that upon the release of a Mortgaged Property, the Borrower which owns such Release Mortgaged Property shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents, except for any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release or for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination.

Section 14.05. Waivers With Respect to Other Borrower Secured Obligation.

To the extent that a Security Instrument or any other Loan Document executed by one Borrower secures an Obligation of another Borrower (the “Other Borrower Secured Obligation”), and/or to the extent that a Borrower has guaranteed the debt of another Borrower pursuant to Article 14, Borrower who executed such Loan Document and/or guaranteed such debt (the “Waiving Borrower”) hereby agrees as follows:

(a)           The Waiving Borrower hereby waives any right it may now or hereafter have to require the beneficiary, assignee or other secured party under such Loan Document, as a condition to the exercise of any remedy or other right against it thereunder or under any other Loan Document executed by the Waiving Borrower in connection with the Other Borrower Secured Obligation: (i) to proceed against the other Borrower or any other person, or against any other collateral assigned to Lender by either Borrower or any other person; (ii) to pursue any other right or remedy in Lender’s power; (iii) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to Lender by the other Borrower or any other person (other than the Waiving Borrower), or otherwise to comply with Section 9615 of the California Commercial Code (as modified or recodified from time to time) with respect to any such personal property collateral located in the State of California; or (iv) to make or give (except as otherwise expressly provided in the Security Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with the Other Borrower Secured Obligation or any collateral (other than the Collateral described in such Security Document) for the Other Borrower Secured Obligation.

(b)           The Waiving Borrower hereby waives any defense it may now or hereafter have that relates to: (i) any disability or other defense of the other Borrower or any other person; (ii) the cessation, from any cause other than full performance, of the Other Borrower Secured Obligation; (iii) the application of the proceeds of the Other Borrower Secured Obligation, by the other Borrower or any other person, for purposes other than the purposes represented to the Waiving Borrower by the other Borrower or otherwise intended or understood by the Waiving Borrower or the other Borrower; (iv) any act or omission by Lender which directly or indirectly results in or contributes to the release of the other Borrower or any other person or any collateral for any Other Borrower Secured Obligation; (v) the unenforceability or invalidity of any Security Document or Loan Document (other than the Security Instrument executed by the Waiving Borrower that secures the Other Borrower Secured Obligation) or guaranty with respect to any Other Borrower Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any Lien (other than the Lien of such Security Instrument) which secures any Other Borrower Secured Obligation; (vi) any failure of Lender to marshal assets in favor of the Waiving Borrower or any other person; (vii) any modification of any Other Borrower Secured Obligation, including any renewal, extension, acceleration or increase in interest rate; (viii) any and all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Waiving Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (ix) any law which provides that the obligation of a surety or a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (x)

any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (xi) the election by Lender, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code; (xii) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code; (xiii) any use of cash collateral under Section 363 of the Bankruptcy Code; or (xiv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person.  The Waiving Borrower further waives any and all rights and defenses that it may have because the Other Borrower Secured Obligation is secured by real property; this means, among other things, that:  (A) Lender may collect from the Waiving Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; (B) if Lender forecloses on any real property collateral pledged by the other Borrower, then (1) the amount of the Other Borrower Secured Obligation may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Lender may foreclose on the real property encumbered by the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation even if Lender, by foreclosing on the real property collateral of the Other Borrower, has destroyed any right the Waiving Borrower may have to collect from the Other Borrower.  Subject to the last sentence of Section 14.04, the foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses the Waiving Borrower may have because the Other Borrower Secured Obligation is secured by real property.  These rights and defenses being waived by the Waiving Borrower include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.  Without limiting the generality of the foregoing or any other provision hereof, the Waiving Borrower further expressly waives, except as provided in Section 14.05(g) below, to the extent permitted by law any and all rights and defenses that might otherwise be available to it under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

(c)           The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation shall be and remain in full force and effect even if the other Borrower had no liability at the time of incurring the Other Borrower Secured Obligation, or thereafter ceases to be liable.  The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so the Waiving Borrower’s liability may be larger in amount and more burdensome than that of the other Borrower.  The Waiving Borrower hereby waives the benefit of all principles or provisions of law that are or might be in conflict with the terms of any of its waivers, and agrees that the Waiving Borrower’s waivers shall not be affected by any circumstances that might otherwise constitute a legal or equitable discharge of a surety or a guarantor.  The Waiving Borrower hereby waives the benefits of any right of discharge and all other rights under any and all statutes or other laws relating to guarantors or sureties, to the fullest extent permitted by law, diligence in collecting the Other Borrower Secured Obligation, presentment, demand for payment, protest, all notices with respect to the Other Borrower Secured Obligation that may be required by statute, rule of law or otherwise to preserve Lender’s rights against the Waiving Borrower hereunder, including notice of acceptance, notice of any amendment of the Loan Documents evidencing the Other Borrower Secured Obligation, notice of the occurrence of any default or Event of Default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, notice of the incurring by the other Borrower of any obligation or indebtedness and all rights to require Lender to (i) proceed against the other Borrower, (ii) proceed against any general partner of the other Borrower, (iii) proceed against or exhaust any collateral held by Lender to secure the Other Borrower Secured Obligation, or (iv) if the other Borrower is a partnership, pursue any other remedy it may have against the other Borrower, or any general partner of the other Borrower, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.

(d)           The Waiving Borrower understands that the exercise by Lender of certain rights and remedies contained in a Security Instrument executed by the Other Borrower (such as a nonjudicial foreclosure sale) may affect or eliminate the Waiving Borrower’s right of subrogation against the Other Borrower and that the Waiving Borrower may therefore incur a partially or totally nonreimburseable liability.  Nevertheless, the Waiving Borrower hereby authorizes and empowers Lender to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, that may then be available, since it is the intent and purpose of the Waiving Borrower that its waivers shall be absolute, independent and unconditional under any and all circumstances.

(e)           In accordance with Section 2856 of the California Civil Code, the Waiving Borrower also waives any right or defense based upon an election of remedies by Lender, even though such election (e.g., nonjudicial foreclosure with respect to any collateral held by Lender to secure repayment of the Other Borrower Secured Obligation) destroys or otherwise impairs the subrogation rights of the Waiving Borrower to any right to proceed against the other Borrower for reimbursement, or both, by operation of Section 580d of the California Code of Civil Procedure or otherwise.

(f)           Subject to the last sentence of Section 14.04, in accordance with Section 2856 of the California Civil Code, the Waiving Borrower waives any and all other rights and defenses available to the Waiving Borrower by reason of Sections 2787 through 2855, inclusive, of the California Civil Code, including any and all rights or defenses the Waiving Borrower may have by reason of protection afforded to the other Borrower with respect to the Other Borrower Secured Obligation pursuant to the antideficiency or other laws of the State of California limiting or discharging the Other Borrower Secured Obligation, including Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure.

(g)           In accordance with Section 2856 of the California Civil Code and pursuant to any other Applicable Law, the Waiving Borrower agrees to withhold the exercise of any and all subrogation, contribution and reimbursement rights against Borrower, against any other person, and against any collateral or security for the Other Borrower Secured Obligation, including any such rights pursuant to Sections 2847 and 2848 of the California Civil Code, until the Other Borrower Secured Obligation has been indefeasibly paid and satisfied in full, all obligations owed to Lender under the Loan Documents have been fully performed, and Lender has released, transferred or disposed of all of its right, title and interest in such collateral or security.

(h)           Each Borrower hereby irrevocably and unconditionally agrees that, notwithstanding Section 14.05(g) hereof, in the event, and to the extent, that its agreement and waiver set forth in Section 14.05(g) is found by a court of competent jurisdiction to be void or voidable for any reason and such Borrower has any subrogation or other rights against any other Borrower, any such claims, direct or indirect, that such Borrower may have by subrogation rights or other form of reimbursement, contribution or indemnity, against any other Borrower or to any security or any such Borrower, shall be, and such rights, claims and indebtedness are hereby, deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations.  Until payment and performance in full with interest (including post-petition interest in any case under any chapter of the Bankruptcy Code) of the Obligations, each Borrower agrees not to accept any payment or satisfaction of any kind of Indebtedness of any other Borrower in respect of any such subrogation rights arising by virtue of payments made pursuant to this Article 14, and hereby assigns such rights or indebtedness to Lender, including (i) the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code and (ii) the right to vote on any plan of reorganization.  In the event that any payment on account of any such subrogation rights shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected should be turned over to Lender for application to the Obligations.

(i)           At any time without notice to the Waiving Borrower, and without affecting or prejudicing the right of Lender to proceed against the Collateral described in any Loan Document executed by the Waiving Borrower and securing the Other Borrower Secured Obligation, (i) the time for payment of the principal of or interest on, or the performance of, the Other Borrower Secured Obligation may be extended or the Other Borrower Secured Obligation may be renewed in whole or in part; (ii) the time for the other Borrower’s performance of or compliance with any covenant or agreement contained in the Loan Documents evidencing the Other Borrower Secured Obligation, whether presently existing or hereinafter entered into, may be extended or such performance or compliance may be waived; (iii) the maturity of the Other Borrower Secured Obligation may be accelerated as provided in the related Note or any other related Loan Document; (iv) the related Note or any other related Loan Document may be modified or amended by Lender and the Other Borrower in any respect, including an increase in the principal amount; and (v) any security for the Other Borrower Secured Obligation may be modified, exchanged, surrendered or otherwise dealt with or additional security may be pledged or mortgaged for the Other Borrower Secured Obligation.

(j)           It is agreed among each Borrower and Lender that all of the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Loan Documents and that but for the provisions of this Article 14 and such waivers Lender would decline to enter into this Agreement.

Section 14.06. No Impairment.

Each Borrower agrees that the provisions of this Article 14 are for the benefit of Lender and their successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.

Section 14.07. Election of Remedies.

(a)           Lender, in its discretion, may (a) subject to Section 14.01, bring suit against any one or more Borrowers, jointly and severally, without any requirement that Lender first proceed against any other Borrower or any other Person; (b) compromise or settle with any one or more Borrowers, or any other Person, for such consideration as Lender may deem proper; (c) release one or more Borrowers, or any other Person, from liability; and (d) otherwise deal with any Borrower and any other Person, or any one or more of them, in any manner, or resort to any of the Collateral at any time held by it for performance of the Obligations or any other source or means of obtaining payment of the Obligations, and no such action shall impair the rights of Lender to collect from any Borrower any amount guaranteed by any Borrower under this Article 14.

(b)           If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its rights to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Lender.  Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or any of the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be amount of the Obligations guaranteed under this Article 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

Section 14.08. Subordination of Other Obligations.

(a)           Each Borrower hereby irrevocably and unconditionally agrees that all amounts payable from time to time to such Borrower by any other Borrower pursuant to any agreement, whether secured or unsecured, whether of principal, interest or otherwise, other than the amounts referred to in this Article 14 (collectively, the “Subordinated Obligations”), shall be and such rights, claims and indebtedness are, hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations; provided, however, that payments may be received by any Borrower in accordance with, and only in accordance with, the provisions of Section 14.08 (b) hereof.

(b)           Until the Obligations under all the Loan Documents have been finally paid in full or fully performed and all the Loan Documents have been terminated, each Borrower irrevocably and unconditionally agrees it will not ask, demand, sue for, take or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner whatsoever, any payment with respect to, or any security or guaranty for, the whole or any part of the Subordinated Obligations, and in issuing documents, instruments or agreements of any kind evidencing the Subordinated Obligations, each Borrower hereby agrees that it will not receive any payment of any kind on account of the Subordinated Obligations, so long as any of the Obligations under all the Loan Documents are outstanding or any of the terms and conditions of any of the Loan Documents are in effect; provided, however, that, notwithstanding anything to the contrary contained herein, if no Potential Event of Default or Event of Default has occurred and is continuing under any of the Loan Documents, then payments may be received by such Borrower in respect of the Subordinated Obligations in accordance with the stated terms thereof.  Except as aforesaid, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of the Subordinated Obligations and hereby assigns such rights or indebtedness to Fannie Mae, including the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code, including the right to vote on any plan of reorganization.  In the event that any payment on account of Subordinated Obligations shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected shall be turned over to Lender upon demand.

Section 14.09. Insolvency and Liability of Other Borrower.

So long as any of the Obligations are outstanding, if a petition under any chapter of the Bankruptcy Code is filed by or against any Borrower (the “Subject Borrower”), each other Borrower (each, an “Other Borrower”) agrees to file all claims against the Subject Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in connection with indebtedness owed by the Subject Borrower and to assign to Lender all rights thereunder up to the amount of such indebtedness.  In all such cases, the Person or Persons authorized to pay such claims shall pay to Lender the full amount thereof and Lender agrees to pay such Other Borrower any amounts received in excess of the amount necessary to pay the Obligations.  Each Other Borrower hereby assigns to Lender all of such Other Borrower’s rights to all such payments to which such Other Borrower would otherwise be entitled but not to exceed the full amount of the Obligations.  In the event that, notwithstanding the foregoing, any such payment shall be received by any Other Borrower before the Obligations shall have been finally paid in full, such payment shall be held in trust for the benefit of and shall be paid over to Lender upon demand.  Furthermore, notwithstanding the foregoing, the liability of each Borrower hereunder shall in no way be affected by:

(a)           the release or discharge of any other Borrower in any creditors’, receivership, bankruptcy or other proceedings; or

(b)           the impairment, limitation or modification of the liability of any other Borrower or the estate of any other Borrower in bankruptcy resulting from the operation of any present or future provisions of any chapter of the Bankruptcy Code or other statute or from the decision in any court.

Section 14.10. Preferences, Fraudulent Conveyances, Etc.

If Lender is required to refund, or voluntarily refunds, any payment received from any Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including without limitation any judgment, order or decree of any court or administrative body having jurisdiction over any Borrower or any of its property, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, or any statement or compromise of any claim effected by Lender with any Borrower or any other claimant (a “Rescinded Payment”), then each other Borrower’s liability to Lender shall continue in full force and effect, or each other Borrower’s liability to Lender shall be reinstated and renewed, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any of the Loan Documents, and regardless of whether Lender contested the order requiring the return of such payment.  In addition, each other Borrower shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any claim that a payment received by Lender in respect of all or any part of the Obligations must be refunded.  The provisions of this Section 14.10 shall survive the termination of the Loan Documents and any satisfaction and discharge of any Borrower by virtue of any payment, court order or any federal or state law.

Section 14.11. Maximum Liability of Each Borrower.

Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if the obligations of any Borrower under this Agreement or any of the other Loan Documents or any Security Instruments granted by any Borrower are determined to exceed the reasonably equivalent value received by such Borrower in exchange for such obligations or grant of such Security Instruments under any Fraudulent Transfer Law (as hereinafter defined), then the liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under this Agreement or all the other Loan Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law including, without limitation, §48-16-401 of Tennessee Annotated Code (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of Indebtedness to any other Borrower or any other Person that is an Affiliate of the other Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Borrower in respect of the Obligations) and after giving effect (as assets) to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to Applicable Law or pursuant to the terms of any agreement including the Contribution Agreement.

Section 14.12. Liability Cumulative; References to California Law.

The liability of each Borrower under this Article 14 is in addition to and shall be cumulative with all liabilities of such Borrower to Lender under this Agreement and all the other Loan Documents to which such Borrower is a party or in respect of any Obligations of any other Borrower.

All references in Article 14 to California law are only applicable if any Mortgaged Property is located in California.

ARTICLE 15
MISCELLANEOUS PROVISIONS

Section 15.01. Counterparts.

To facilitate execution, this Agreement may be executed in any number of counterparts.  It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one (1) or more counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 15.02. Amendments, Changes and Modifications.

This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

Section 15.03. Payment of Costs, Fees and Expenses.

In addition to the payments required by Article 10 of this Agreement, Borrower shall pay, within five (5) days following demand therefor, all reasonable third party out-of-pocket fees, costs, charges or expenses (including the fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:

(a)           Any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into).

(b)           Defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to (i) any Mortgaged Property, (ii) any event, act, condition or circumstance in connection with any Mortgaged Property or (iii) the relationship between Lender and Borrower and Key Principal  in connection with this Agreement or any of the transactions contemplated by this Agreement.

(c)           The administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents including the filing of UCC financing and continuation statements.

(d)           Any disclosure documents, including the reasonable fees and expenses of Lender’s attorneys and accountants.

Borrower shall also pay, on demand, any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Loan.  However, Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, excess profits or similar tax on Lender.  Any attorneys’ fees and expenses payable by Borrower pursuant to this Section shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.  Any amounts payable by Borrower pursuant to this Section, with interest thereon if not paid when due, shall become additional indebtedness of Borrower secured by the Loan Documents.  Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for the Loan unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law.  The provisions of this Section are cumulative with, and do not exclude the application and benefit to Lender of, any provision of any other Loan Document relating to any of the matters covered by this Section.

Section 15.04. Payment Procedure.

All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Lender before 1:00 p.m. (Eastern Standard Time) on the date when due.

Section 15.05. Payments on Business Days.

In any case in which the date of payment to Lender or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.

Section 15.06. Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

NOTWITHSTANDING ANYTHING IN THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT AND THE NOTES AND BORROWER UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND

SUBSTANTIVE MATTERS RELATING ONLY TO (i) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (ii) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE UNIFORM COMMERCIAL CODE IN EFFECT FOR THE JURISDICTION IN WHICH THE BORROWER IS ORGANIZED.  BORROWER AGREES THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN THE DISTRICT OF COLUMBIA.  THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN THE DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS.  BORROWER IRREVOCABLY CONSENTS TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE.  NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST BORROWER AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION.  INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY BORROWER TO PERSONAL JURISDICTION WITHIN THE DISTRICT OF COLUMBIA.  BORROWER (I) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (II) WAIVES ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST.  THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE.  FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY

AND VOLUNTARILY AGREED TO BY BORROWER UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER’S FREE WILL.

Section 15.07. Severability.

In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.

Section 15.08. Notices.

(a)           Manner of Giving Notice.  Each notice, direction, certificate or other communication hereunder (in this Section referred to collectively as “notices” and singularly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:

(i)           personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);

(ii)           sent by Federal Express (or other similar reputable overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);

(iii)           sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (i) or (ii) above within two Business Days) (any notice so delivered shall be deemed to have been received (1) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (2) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day);

(iv)           with respect to Fannie Mae only, sent by e-mail to Structured_AM@fanniemae.com (any notice so delivered shall be deemed to have been received upon receipt);

addressed to the parties as follows:

As to Borrower:	c/o Brookdale Senior Living Inc. 111 Westwood Place, Suite 400 Brentwood, TN 37027
	Attention:	General Counsel
	Telecopy:	(615) 564-8204
and

c/o Brookdale Senior Living Inc. 6737 W. Washington Street, Suite 2300

Milwaukee WI 53214-5650
Attention:	Kristin A. Ferge, Executive Vice President and
Treasurer
Telecopy:	(414) 918-5055

With a copy to
Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street NE Atlanta, GA 30303
	Attention:	Carolyn B. Dobbins, Esq.
	Telecopy:	(404) 230-0937

As to Lender:	Oak Grove Commercial Mortgage, LLC 2177 Youngman Avenue, Suite 300 St. Paul, MN 55116
	Attention:	Servicing Department
	Telecopy:	(763) 656-4440

As to Fannie Mae:	Fannie Mae 3900 Wisconsin Avenue, N.W. Washington, D.C. 20016-2899
	Attention:	Vice President for
Multifamily Asset Management

with a copy to
Arent Fox LLP 1675 Broadway New York, NY 10019
	Attention:	David L. Dubrow, Esq.
Telecopy No.:	(212) 484-3990

(b)           Change of Notice Address.  Any party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt.  Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.

Section 15.09. Further Assurances and Corrective Instruments.

(a)           Further Assurances.  To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may reasonably request and as may be required in the opinion of Lender or its counsel to effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.

(b)           Further Documentation.  Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Loan, Borrower shall provide, or cause to be provided to Lender, at Borrower’s cost and expense, such documentation or information.  Borrower shall execute and deliver to Lender such documentation, including but not limited to any amendments, corrections, deletions or additions to the Notes, the Security Instruments or the other Loan Documents as is reasonably required by Lender.

(c)           Compliance with Investor Requirements.  Without limiting the generality of subsection (a), Borrower shall do anything necessary to comply with the reasonable requirements of Lender to enable Lender to sell the MBS backed by a Loan; provided, however, that unless required to correct a patent mistake in the Loan Documents, Borrower shall not be required to do anything that has the effect of (a) changing the economic terms of the Loans, (b) imposing greater personal liability under the Loan Documents than that set forth in the Loan Documents or (c) increasing Borrower’s obligations or decreasing Borrower’s rights under the Loan Documents.

Section 15.10. Term of this Agreement.

This Agreement shall continue in effect until the Termination Date.

Section 15.11. Assignments; Third-Party Rights.

No Borrower shall assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender.  Lender may assign its rights and/or obligations under this Agreement separately or together, without Borrower’s consent, only to Fannie Mae or other entity if such assignment is made with the intent that such entity will further assign such rights to Fannie Mae, but may not delegate its obligations under this Agreement unless it first receives Fannie Mae’s written approval.  Lender shall first assign its rights under this Agreement separately or together, without Borrower’s consent, to Fannie Mae.  By virtue of the assignment to Fannie Mae, Fannie Mae will not be obligated to perform the obligations of Lender under this Agreement, including but not limited to, Lender’s obligation to make the Loan (it being understood that such obligation and all other obligations of Lender under the Loan Documents not assumed by Fannie Mae remain the obligation of Lender).  Notwithstanding anything herein to the contrary, the assignment shall not include an assignment of Lender’s right, title and interest in and to the Loan Documents in its capacity as loan servicer of the Loan. Upon assignment to Fannie Mae, Fannie Mae shall be permitted to further assign its rights under this

Agreement, without Borrower’s consent.  Fannie Mae shall be permitted to hold, sell or securitize Loans made hereunder without Borrower’s consent.

Section 15.12. Headings.

Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 15.13. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in Appendix I and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (vi) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word “including” means “including, but not limited to.”

Section 15.14. Interpretation.

The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents.  Accordingly, the parties agree that any rule of construction that disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto.

Section 15.15. Standards for Decisions, Etc.

Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion.  Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.

Section 15.16. Decisions in Writing.

Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.

Section 15.17. Reserved.

Section 15.18. Conflicts Between Agreements.

Any terms and conditions contained in this Agreement that may also be contained in another Loan Document are not, to the extent reasonably practicable, to be construed to be in conflict with each other but rather is construed as duplicative, confirming, additional, or cumulative provisions.  To the extent that, in the interpretation of this Agreement, any ultimate conflict between the terms and conditions of this Agreement and those set forth in another Loan Document is determined to exist, the terms and conditions of this Agreement are to control.

(Signatures appear on following pages)

IN WITNESS WHEREOF, each Borrower has caused this Agreement to be duly executed and delivered by the undersigned, as the authorized officer of each Borrower, as of the Effective Date.

BORROWER:

ARC Bahia Oaks, Inc.
ARC Tarpon Springs, Inc.
ARC Scottsdale, LLC
ARC Sweet Life Shawnee, LLC
ARC Westlake Village, Inc.
ARCLP-Charlotte, LLC
ARC Wilora Assisted Living, LLC
Brookdale Castle Hills, LLC
Brookdale Cypress Station, LLC
Brookdale Lakeway, LLC
Brookdale Northwest Hills, LLC
FIT REN Pacific Inn LP
By: FIT REN Holdings GP Inc., its general partner
FIT REN Ocean House LP
By: FIT REN Holdings GP Inc., its general partner
FIT REN Oak Tree LP
By: FIT REN Holdings GP Inc., its general partner
FIT REN Nohl Ranch LP
By: FIT REN Holdings GP Inc., its general partner
FIT REN Mirage Inn LP
By: FIT REN Holdings GP Inc., its general partner
FIT REN Paulin Creek LP
By: FIT REN Holdings GP Inc., its general partner
FIT REN Park LP
By: FIT REN Holdings GP Inc., its general partner
FIT REN The Gables LP
By: FIT REN Holdings GP Inc., its general partner
AHC Clare Bridge of Gainesville, LLC
AHC Sterling House of Brighton, LLC
AHC Sterling House of Corsicana, LLC
AHC Sterling House of Fairfield, LLC
AHC Sterling House of Gainesville, LLC
AHC Sterling House of Greenville, LLC
AHC Sterling House of Jacksonville, LLC
AHC Sterling House of Lewisville, LLC
AHC Sterling House of Mansfield, LLC
AHC Sterling House of Newark, LLC
AHC Sterling House of Oklahoma City West, LLC
AHC Sterling House of Panama City, LLC
AHC Sterling House of Port Charlotte, LLC
AHC Sterling House of Punta Gorda, LLC
AHC Sterling House of Urbana, LLC
AHC Sterling House of Venice, LLC
AHC Sterling House of Washington Township, LLC

AHC Sterling House of Weatherford, LLC
AHC Sterling House of Youngstown, LLC
AHC Villas of Albany Residential, LLC
AHC Villas of the Atrium, LLC
AHC Villas-Wynwood of Courtyard Albany, LLC
AHC Villas-Wynwood of River Place, LLC
AHC Wynwood of Rogue Valley, LLC
Flint Michigan Retirement Housing L.L.C.

By:	/s/ George T. Hicks
Name:	George T. Hicks
Title:	Executive Vice President of each Borrower or its general partner

IN WITNESS WHEREOF, the Lender has executed this Agreement as of the day and year first above written.

LENDER:

OAK GROVE COMMERCIAL MORTGAGE, LLC, a Delaware limited liability company

By:         /s/ Beverly D. Berquam
Name:         Beverly D. Berquam
Title:           Assistant Vice President

APPENDIX I

DEFINITIONS

For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:

“Acquiring Person” means a “person” or “group of persons” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

“Addition Fee” means, with respect to an Additional Loan made in accordance with Section 1.01(b), a fee payable by Borrower equal to the product of 50 basis points multiplied by the amount of the Additional Loan.

“Addition Loan Documents” means the Security Instrument covering an Additional Mortgaged Property and any other documents, instruments or certificates reasonably required by Lender in form and substance satisfactory to Lender and Borrower in connection with the addition of the Additional Mortgaged Property to the Collateral Pool pursuant to Article 3.

“Addition Request” means a written request, substantially in the form of Exhibit G to the Agreement, to add Additional Mortgaged Properties to the Collateral Pool as set forth in Section 3.01(a).

“Additional Borrower” means the owner of an Additional Mortgaged Property or a Substitute Mortgaged Property, which entity has been approved by Lender and becomes a Borrower under the Agreement and the applicable Loan Documents, and their permitted successors and assigns.

“Additional Collateral Due Diligence Fees” means the due diligence fees paid by Borrower to Lender with respect to each Additional Mortgaged Property or Substitute Mortgaged Property, as set forth in Section 10.01(b)(ii).

“Additional Loan” means a Loan made after the Initial Closing Date.

“Additional Mortgaged Property” means each Seniors Housing Facility owned by Borrower or Additional Borrower (either in fee simple or as tenant under a ground lease meeting all of Lender’s requirements for similar loans anticipated to be sold to Fannie Mae) and added to the Collateral Pool after the Initial Closing Date.

“Adjustable Rate” in connection with a particular Variable Loan has the meaning given such term in the applicable Variable Loan Note.

 “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled

Appendix I-1

by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.

“Affiliate Subordinated Obligations” shall have the meaning set forth in Section 9.03.

“Aggregate Debt Service Coverage Ratio” means, for any specified date, the ratio (expressed as a percentage) of--

(a)           the aggregate of the Net Operating Income for the Mortgaged Properties for the preceding number of months as determined pursuant to the Underwriting Requirements to

(b)           the Facility Debt Service on the specified date.

“Aggregate Loan to Value Ratio” means, for any specified date, the ratio (expressed as a percentage) of--

(a)	the amount of the Loans Outstanding on the specified date,

 to

(b)	the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.

 “Agreement” means this Master Credit Facility Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, including all Recitals and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.

“Allocable Loan Amount” means the portion of the Loan allocated to a particular Mortgaged Property by Lender in accordance with the Agreement.

“Alzheimer/Dementia Units” shall mean all such units that are licensed to and operate as Alzheimers or dementia care units in a Seniors Housing Facility.

“Amortization Period” means a period of thirty (30) years.

“Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of

Appendix I-2

record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by the Agreement or any of the other Loan Documents.

“Appraisal” means an appraisal of a Seniors Housing Facility conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae and accepted by Lender.

“Appraised Value” means the value set forth in an Appraisal.

“Assignment of Leases and Rents” means an Assignment of Leases and Rents, required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.

“Assisted Living Units” shall mean all such units that are licensed to and operate as assisted living care units in a Seniors Housing Facility.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” shall have the meaning set forth in Section 14.01(b).

“Borrower” means individually and collectively, the Initial Borrower and any Additional Borrower becoming a party to this Agreement and any other Loan Documents, together with their permitted successors and assigns.

“Borrower Agent” means Brookdale Senior Living Inc.

 “Borrow-Up Fee” means an amount equal to the product of 50 basis points multiplied by the amount of the Additional Loan made pursuant to Section 1.01(c).

“Business Day” means a day on which Fannie Mae and Servicer are open for business.

“Calendar Quarter” means, with respect to any year, any of the following three month periods:  (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.

“Calendar Year” means the 12-month period from the first day of January to and including the last day of December, and each 12-month period thereafter.

Appendix I-3

“Capital Lease” means a lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet.

“Capitalization Rate” means, for each Mortgaged Property, a capitalization rate selected by Lender for use in determining the Valuations, which rate is determined as set forth in Section 2.05(b).

“Cash Collateral Account” means the cash collateral account established pursuant to the Cash Collateral Agreement.

“Cash Collateral Agreement” means a cash collateral pledge, security and custody agreement by and among Fannie Mae, Borrower and Servicer in the form attached as Exhibit O to the Agreement, as the same may be amended, modified or supplemented from time to time.

“Cash Equivalents” means Permitted Investments having maturities of not more than twelve (12) months from the date of acquisition of such Permitted Investments.

“Certificate of Borrower” means the Master Certificate of Borrower executed by the Borrower as of the date hereof, and which must be executed and delivered by the Borrower to Lender from time to time in accordance with the terms of this Agreement, the form of which certificate shall be the same or substantially similar to which the Borrower execute as of the date hereof.

“Certificate of Operator” means any Certificate of Operator executed and delivered by an Operator in connection with the Initial Closing or the addition of an Additional Mortgaged Property or Substitute Mortgaged Property to the Collateral Pool.

“Change of Control” means the occurrence of any of the following events: (i) Key Principal ceases to Control Borrower or any Person that directly or indirectly Controls Borrower; (ii) Key Principal or an Affiliate of Key Principal in which Key Principal owns at least 51% of the Ownership interests ceases to own at least fifty-one percent (51%) of the Ownership Interests in Borrower or any Person that directly or indirectly Controls Borrower; (iii) any Person who is required to be approved by Lender hereunder and is not approved in writing by Lender becomes the Operator of any Mortgaged Property, including, without limitation, any assignee of any Operator under any Management Agreement or Operating Lease; and (iv) the replacement (other than solely by reason of retirement at age sixty-five or older, death or disability) of more than fifty percent (50%) (or such lesser percentage as is required for decision-making by the board of directors or an equivalent governing body) of the members of the board of directors or an equivalent governing body of the Key Principal over a one-year period from the directors who constituted such board of directors at the beginning of such period and such replacement shall not have been nominated or approved by a vote of at least a majority of the board of directors of the Key Principal then still in office who either were members of such board of directors at the beginning of such one-year period or whose election or nomination as members of the board of directors was previously so approved (it being understood and agreed that in the case of any entity governed by a trustee, board of managers, or other similar governing body, the foregoing

Appendix I-4

clause (d) shall apply thereto by substituting such governing body and the members thereof for the board of directors and members thereof, respectively).

“Closing Date” means the Initial Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a Request is required to take place.

“Collateral” means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.

“Collateral Pool” means all of the Collateral.

“Completion Guaranty” means the Completion Guaranty executed by the Key Principal as of the date hereof.

“Completion/Repair and Security Agreement” means a Master Completion/Repair and Security Agreement required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.

“Compliance Certificate” means a certificate of Borrower substantially in the form of Exhibit C to the Agreement.

“Confirmation of Guaranty” means a confirmation of any guaranty executed by a guarantor in connection with any Request after the Initial Closing, substantially in the form of Exhibit B to the Agreement.

“Confirmation of Obligations” means a Confirmation of Obligations delivered in connection with any Request after the Initial Closing Date, pursuant to which Borrower and Key Principal and any other guarantor confirms their obligations under the Loan Documents substantially in the form of Exhibit H to the Agreement.

“Contribution Agreement” means the Contribution Agreement by and among Initial Borrower and each Additional Borrower, required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.

“Control” (or any variation of such term) of one entity (the “controlled entity”) by another (the “controlling entity”) means that the controlling entity has the power and authority, directly or indirectly, to direct or cause the direction of the management and policies of the controlled entity, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Appendix I-5

“Conversion Availability Period” means the period commencing on the first day following the First Anniversary and ending on the first day of the third month prior to the maturity date of the Variable Loan being converted.

“Conversion Date” means the date on which a Variable Loan is converted to a Fixed Loan.

“Conversion Documents” means an amendment to each Security Document if required by Lender, an amendment to the Variable Loan Note and other applicable Loan Documents, in form and substance satisfactory to Lender, reflecting the conversion of a Variable Loan to a Fixed Loan pursuant to Section 1.08.

“Conversion Request” means a written request, substantially in the form of Exhibit E to the Agreement, to convert all or any portion of a Variable Loan to the Fixed Loan pursuant to Section 1.07.

“Coverage and LTV Tests” mean, for any specified date, each of the following financial tests:

(i) The Aggregate Debt Service Coverage Ratio is not less than 1:70:1 (and with respect to Mortgaged Properties with Skilled Nursing Units, 1.80:1) with respect to the amount of any Fixed Loan, and not less than 1.50:1 (and with respect to Mortgaged Properties with Skilled Nursing Units, 1.60:1) with respect to the amount of any Variable Loan; and

(ii)  The Aggregate Loan to Value Ratio does not exceed 55 percent (55%).

“Debt Service Coverage Ratio” means, for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of --

(a)           the Net Operating Income for the subject Mortgaged Property for the preceding number of months as determined pursuant to the Underwriting Requirements to

(b)           the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that Loans Outstanding shall be the Allocable Loan Amount for the subject Mortgaged Property.

“DUS Guide” means the Fannie Mae Multifamily Selling and Servicing Guide, including any exhibits, appendices or other referenced forms, as such guide is modified, amended, supplemented, superseded or extended from time to time. The Fannie Mae Multifamily Selling and Servicing Guide currently contains only Part I − the Glossary, Part II – Lender Contractual Relationship, Part III – Underwriting, consisting of three (3) Subparts: Part IIIA – Base Underwriting Requirements, Part IIIB – Underwriting for Special Asset Classes, and Part IIIC – Underwriting for Special Product Features or Executions, and Part V – Servicing and Asset Management. Additional Parts may be published by Fannie Mae from time to time. Until the entirety of the Fannie Mae Multifamily Selling and Servicing Guide is published and as to Parts

Appendix I-6

not yet contained in the Fannie Mae Multifamily Selling and Servicing Guide, the term “Guide” also includes the Fannie Mae Delegated Underwriting and Servicing Guide.

“Entrance Fees” means any up-front fees or payments required to be made by any resident of a Mortgaged Property upon or in connection with such resident executing a residency or occupancy agreement relating to such Mortgaged Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Event of Default” means any event defined to be an “Event of Default” under Article 11.

“Event of Default has occurred and is continuing” shall mean that an Event of Default has occurred which has not been cured to the satisfaction of Lender, provided however, that nothing shall be construed to require Lender to accept any cure, or grant any cure period not otherwise provided for in this Agreement.

“Facility Debt Service” means –

(a)           For use in determining the additional borrowing capacity for the making of Additional Loans pursuant to Section 1.01(b) or (c) and in the context of Substitutions, the sum of the amount of interest and principal amortization, as determined pursuant to the Underwriting Requirements, with respect to the Loans Outstanding on the specified date and Loans to be obtained as a result of the addition of Mortgaged Properties, on the specified date, except that, for these purposes:

(A)
each Variable Loan Outstanding or to be obtained shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to the higher of (X) (1) the LIBOR rate plus (2) the Variable Rate Margin plus (3) a stressed underwriting margin of 300 basis points or if the Underwriting Requirements change to specify a new stressed underwriting margin which is a specific number of basis points with no range or discretion in its amount (the “New Stressed Margin”) then such New Stressed Margin, as applicable, plus (4) any monthly cap escrow payment as determined pursuant to the Underwriting Requirements and (Y) the interest rate calculated pursuant to Subsection (C) below, whether or not a Fixed Loan is to be obtained) in an amount necessary to fully amortize the original principal amount of the Variable Loan over the Amortization Period with such amortization to commence on the first day of the period determined pursuant to the Underwriting Requirements; and

(B)
each Fixed Loan Outstanding shall require level monthly payments of principal and interest (at a rate set forth in the Fixed Loan Note for such Fixed Loan) in an amount necessary to fully amortize the original principal amount of such Fixed Loan over the Amortization Period, with

Appendix I-7

such amortization to commence on the first day of the period determined pursuant to the Underwriting Requirements; and

(C)
each Fixed Loan to be obtained shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (1) the base United States Treasury Index Rate for securities having a maturity substantially similar to the maturity of such Fixed Loan, plus (2) the Fixed Rate Margin (as determined by Lender) for an actual/360 execution for loans having similar characteristics as such Fixed Loan) in an amount necessary to fully amortize the original principal amount of such Fixed Loan over the Amortization Period with such amortization to commence on the first day of the period determined pursuant to the Underwriting Requirements.

  (b)           For use in determining the Aggregate Debt Service Coverage Ratio, for purposes of monitoring pursuant to Section 2.05(b) and for determining compliance with the Coverage and LTV Tests and tests for releases and for other ongoing monitoring purposes, and for purposes of determining Release Prices pursuant to Section 3.04(c) as of any specified date, the sum of the amount of interest and principal amortization, during the preceding number of months as determined pursuant to the Underwriting Requirements, with respect to Loans Outstanding and on the specified date, except that, for these purposes:

(A)
each Variable Loan shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to the higher of (X) (1) the LIBOR rate plus (2) the Variable Rate Margin plus (3) a stressed underwriting margin of 300 basis points or the New Stressed Margin plus (4) any monthly cap escrow payment as determined pursuant to the Underwriting Requirements and (Y) the interest rate calculated pursuant to Subsection (B) below) in an amount necessary to fully amortize the original principal amount of the Variable Loan over the Amortization Period, with such amortization deemed to commence on the first day of the period determined pursuant to the Underwriting Requirements; and

(B)
each Fixed Loan shall require level monthly payments of principal and interest (at the Interest Rate as set forth in the Fixed Loan Note) in an amount necessary to fully amortize the original principal amount of the Fixed Loan over the Amortization Period, with such amortization to commence on the first day of the period determined pursuant to the Underwriting Requirements.

"Fannie Mae" means the corporation duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and duly organized and existing under the laws of the United States.

Appendix I-8

“Fees” means Addition Fee, Additional Collateral Due Diligence Fees,  Initial Due Diligence Fees, Initial Origination Fee, Release Fee, Substitution Fee, Borrow Up Fee, Variable Loan Fee, and any and all other fees specified in the Agreement.

“First Anniversary” means the date that is one year after the Initial Closing Date.

“Fixed Loan” means the fixed loan made by Lender to the Borrower on the Initial Closing Date in the initial principal amount of $328,333,000, an Additional Loan which is a fixed loan, each of which shall be evidenced by a Fixed Loan Note, and a Loan which has been converted from a Variable Loan to a Fixed Loan, as evidenced by an amendment to the applicable Note.

“Fixed Loan Note” means a promissory note (together with all schedules, riders, allonges, addenda, renewals, extensions, amendments and modifications thereto) which will be issued by Borrower to Lender, concurrently with the funding of a Fixed Loan.

“Fixed Rate Margin” means the total spread for MBS fixed rate loans utilized by Lender at the time.

 “GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“General Conditions” shall have the meaning set forth in Article 6.

“Governmental Approval” means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenues” means, for any specified period, with respect to any Seniors Housing Facility, all income of Borrower in respect of such Seniors Housing Facility as reflected on the certified operating statement for such specified period as adjusted to exclude unusual income (e.g. temporary or nonrecurring income), income not allowed by Lender for similar loans anticipated to be sold to Fannie Mae (e.g. interest income, furniture income, etc.), and the value of any unreflected concessions.  “Gross Revenues” shall not include any income of non-Borrower Affiliates generated at a Mortgaged Property such as therapy services or other services provided by third parties.

“Hazardous Substance Activity” means, with respect to any Mortgaged Property, any storage, holding, existence, release, spill, leaking, pumping, pouring, injection, escaping, deposit, disposal, dispersal, leaching, migration, use, treatment, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials (as defined in the Security Instrument) from, under, into or on such Mortgaged Property in violation of Hazardous Materials Laws (as defined in the Security Instrument),

Appendix I-9

including the discharge of any Hazardous Materials emanating from such Mortgaged Property in violation of Hazardous Materials Laws through the air, soil, surface water, groundwater or property and also including the abandonment or disposal of any barrels, containers and other receptacles containing any Hazardous Materials from or on such Mortgaged Property in violation of Hazardous Materials Laws, in each case whether sudden or nonsudden, accidental or nonaccidental.

“Hedging Arrangement” means any interest rate swap, interest rate cap or other arrangement, contractual or otherwise, which has the effect of an interest rate swap or interest rate cap or which otherwise (directly or indirectly, derivatively or synthetically) hedges interest rate risk associated with being a debtor of variable rate debt or any agreement or other arrangement to enter into any of the above on a future date or after the occurrence of one or more events in the future.

“Highest Rating Category” means, with respect to a Permitted Investment, that the Permitted Investment is rated by S&P or Moody’s in the highest rating given by that rating agency for that general category of security.

“HIPAA” means the Health Insurance Portability and Accountability Act.

“Impositions” means, with respect to any Mortgaged Property, all (1) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (2) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Lender may require under any Security Instrument, (3) Taxes, and (4) amounts for other charges and expenses which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender’s interests.

“Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:

(a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (ii) for construction of improvements to property, if such person has a non-contingent contract to purchase such property);

(b) other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument;

(c) obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;

(d) obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;

Appendix I-10

(e) liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and

(f) as to any Person (“guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (1) purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (4) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Independent Living Units” shall mean all such units that are licensed to and operate as independent living care units in a Seniors Housing Facility.

“Initial Allocable Loan Amount” means the initial Allocable Loan Amount for each of the Initial Mortgaged Properties is as set forth in Exhibit A to this Agreement.

“Initial Borrower” means each Borrower under this Agreement as of the Initial Closing Date.

“Initial Closing Date” means the date of the Agreement.

“Initial Due Diligence Fees” shall have the meaning set forth in Section 10.01(b)(i).

“Initial Loan” means, collectively, the Fixed Loan made on the Initial Closing Date in the original principal amount of $328,333,000 and the Variable Loan made on the Initial Closing Date in the original principal amount of $109,444,000.

Appendix I-11

 “Initial Mortgaged Properties” means the Seniors Housing Facilities described on Exhibit A to the Agreement and which represent the Seniors Housing Facilities which are made part of the Collateral Pool on the Initial Closing Date.

“Initial Origination Fee” shall have the meaning set forth in Section 10.01(a).

“Initial Security Instruments” means the Security Instruments covering the Initial Mortgaged Properties.

“Initial Valuation” means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool.  The Initial Valuation for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.

 “Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.

“Intercompany Loan” means a loan made by Key Principal to Borrower, Borrower to Key Principal, Borrower to an Affiliate or an Affiliate to Borrower in the ordinary course of business.

“Interest Rate Cap” shall have the meaning set forth in Section 1.12.

“Interest Rate Cap Documents” means the Pledge, Interest Rate Cap Agreement and any and all other documents required pursuant thereto or hereto or as Lender shall require from time to time in connection with Borrower’s obligation to maintain an Interest Rate Cap when a Variable Loan is Outstanding.

 “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.  Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.

“Investor Commitment” shall have the meaning set forth in Section 2.01(c).

“Key Principal” means Brookdale Senior Living Inc. and any Person that becomes a Key Principal in connection with this Agreement.

“Lease” means any lease, any sublease or subsublease, license, concession, residency agreement, occupancy agreement, admission agreement, care agreement, entrance fee agreement, skilled nursing admission agreement or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease or subsublease, license, concession, residency agreement, occupancy agreement, admission agreement, care agreement, entrance fee agreement, skilled nursing admission agreement  or other agreement, and every

Appendix I-12

guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lender” shall have the meaning set forth in the first paragraph of the Agreement, but shall refer to any replacement Lender designated by Fannie Mae, and its successors and assigns.

“Letter of Credit” means a letter of credit issued by an LOC Bank satisfactory to Fannie Mae naming Fannie Mae as beneficiary, in form and substance as attached hereto as Exhibit J.

“LIBOR” means the London Inter-Bank Offered Rate for 1-month U.S. Dollar-denominated deposits as reported by Reuters through electronic transmission.  If such publication is no longer available, or is no longer posted through electronic transmission, Lender will choose a new index that is based upon comparable information and provide notice thereof to Borrower.

“Licenses” means any operating license, certificates of occupancy, health department licenses, food service licenses, certificates of need, business licenses, permits, registrations, certificates, authorizations, approvals, and similar documents required by applicable laws and regulations for the operation of the Mortgaged Property as a Seniors Housing Facility, including replacements and additions thereto.

“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).

“Limited Guaranty” means the Limited Guaranty executed by the Key Principal as of the date hereof.

“Liquidity” means, at any time, the amount of cash and Cash Equivalents owned by a Person.

“Loan” means, collectively, the Initial Loan and any Additional Loan that may be made under this Agreement.

“Loan Document Taxes” shall have the meaning set forth in Section 8.10.

“Loan Documents” means the Agreement, the Notes, the Security Documents, the Completion Guaranty, the Limited Guaranty, all documents executed by Borrower or Key Principal or any guarantor pursuant to the General Conditions set forth in Section 6.01 of the Agreement and any other documents executed by Borrower or Key Principal or any guarantor from time to time in connection with the Agreement or the transactions contemplated by the Agreement.

“Loan Request” means a written request, substantially in the form of Exhibit M to the Agreement for an Additional Loan as set forth in Section 1.01(b) or Section 1.01(c).

“Loan to Value Ratio” means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of --

Appendix I-13

(a)           the Allocable Loan Amount of the subject Mortgaged Property on the specified date,

to

(b)           the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.

“LOC Bank” means any financial institution issuing the Letter of Credit and meeting the requirements set forth in Section 6.15(a).

“Management Agreement” means any agreement for management services as amended, modified or supplemented from time to time, preapproved by Lender, under which daily management or operation with respect to the Mortgaged Property as a Seniors Housing Facility has been granted to any individual or entity other than the Borrower.”

“Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a materially adverse effect upon any of (a) the business, operations, property or condition (financial, physical or otherwise) of Borrower or Key Principal, as applicable, to the extent specifically referred to in the applicable provision of the applicable Loan Document, (b) the present or future ability of Borrower to perform the Obligations for which it is liable, or of any guarantor to perform its obligations under any guaranty, as the case may be, to the extent specifically referred to in the applicable provision of the applicable Loan Document, (c) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (d) the value of, or Lender’s ability to have recourse against, any Mortgaged Property.

“MBS” means a mortgage-backed security issued by Fannie Mae which is “backed” by a Loan and has an interest in the Notes and the Collateral Pool securing the Notes, which interest permits the holder of the MBS to participate in the Notes and the Collateral Pool to the extent of such Loan.

“MBS Delivery Date” means the date on which an MBS is delivered by Fannie Mae.

“MBS Interest Rate” in connection with a particular Loan with an MBS execution shall be the “Interest Rate” set forth in the applicable Note.

 “MBS Issue Date” means the date on which an MBS is issued by Fannie Mae.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Secs. 1396 et seq.) and any statutes succeeding thereto.

Appendix I-14

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Secs. 1395 et seq.) and any statutes succeeding thereto.

“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Mortgaged Properties” means, collectively, the Additional Mortgaged Properties, the Substitute Mortgaged Properties, and the Initial Mortgaged Properties, but excluding each Release Mortgaged Property from and after the date of its release from the Collateral Pool.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Operating Income” means, for any specified period, with respect to any Mortgaged Property, the aggregate net income during such period equal to Gross Revenues during such period less the aggregate Operating Expenses during such period.  If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth by Lender for similar loans anticipated to be sold to Fannie Mae.

“Net Worth” means, as of any specified date, for any Person, the excess of the Person’s assets over the Person’s liabilities, determined in accordance with GAAP on a consolidated basis, provided that all real property shall be valued on an undepreciated basis.

“New Collateral Pool Borrower” shall have the meaning set forth in Section 8.13(c).

“Note” means any Fixed Loan Note or any Variable Loan Note.

“Obligated Amounts” shall have the meaning set forth in Section 14.01(a).

“Obligations” means the aggregate of the obligations of Borrower under the Agreement and the other Loan Documents.

“Operating Expenses” means, for any period, with respect to any Mortgaged Property, all expenses in respect of such Mortgaged Property, as determined by Lender based on the certified operating statement for such specified period as adjusted to provide for the following: (i) all appropriate types of expenses, including a management fee, deposits for the replacement reserves (whether funded or not), and deposits for completion/repair reserves are included in the total operating expense figure; (ii) upward adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (iii) downward

Appendix I-15

adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).  “Operating Expenses” shall not include debt service, depreciation, amortization and/or other similar items that would be treated as capital expenses under GAAP.

“Operating Lease” means any operating lease, master lease, lease, sublease and management agreement or similar document as amended, supplemented or modified from time to time, preapproved by Lender, under which control of the occupancy, use, operation, maintenance and administration of the Mortgaged Property as a Seniors Housing Facility has been granted by Borrower as lessor to any Person (other than the Borrower) as lessee.

“Operator” means the Person responsible for the operation or management of the Mortgaged Property pursuant to an Operating Lease or Management Agreement with the Borrower.  As of the date of this Agreement, the Operator for each Mortgaged Property is set forth on Schedule 4.

“Operator Guaranty” means any and all guaranties of Operator’s obligations under an Operating Lease or Management Agreement.

“Organizational Certificate” means, collectively, certificates from Borrower and Key Principal to Lender, in the form of Exhibits D-1 and D-2 to the Agreement, certifying as to certain organizational matters with respect to Borrower and Key Principal.

“Organizational Documents” means all certificates, instruments and other documents pursuant to which an organization is organized or operates, including but not limited to, (i) with respect to a corporation, its articles of incorporation and bylaws, (ii) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (iii) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (iv) with respect to a limited liability company, its articles of organization and operating agreement.

“Outstanding” or “outstanding” means, when used in connection with promissory notes, other debt instruments or Loans, for a specified date, promissory notes or other debt instruments which have been issued, or Loan which has been made, to the extent not repaid in full as of the specified date.

“Ownership Interests” means, with respect to any entity, any ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” means all permits, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or any Borrower’s business.

Appendix I-16

“Permitted Indebtedness” means with respect to each Mortgaged Property, (i) Indebtedness of up to $25,000 in the aggregate outstanding at any time for any purchase-money obligations and/or Capital Lease obligations, (ii) Indebtedness incurred by any Borrower pursuant to the Contribution Agreement, (iii) any Additional Loan and (iv) any Intercompany Loan made in accordance with this Agreement.

“Permitted Investments” means one or more of the following:

(i)           Certificates of deposit issued by financial institutions rated in the Highest Rating Category;

(ii)           Government or U.S. Treasury securities of any maturity rated in the Highest Rating Category;

(iii)           Fannie Mae, Freddie Mac and Ginnie Mae agency mortgage-backed securities (single family or multifamily), provided that the value allocated to such securities will be discounted by three percent (3%);

(iv)           Fannie Mae guaranteed investment contracts; or

(v)           Any other investment approved in writing by Lender.

“Permitted Liens” means, with respect to a Mortgaged Property, (i) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender, (ii) the Security Instrument encumbering the Mortgaged Property, (iii) any other Liens approved by Lender, (iv) mechanics liens provided the same is removed or bonded within thirty (30) days of notice of filing, (v) real estate taxes and water and sewer and other utility charges that are a lien but not yet due and payable, (vi) rights of residents at the Mortgaged Property pursuant to residency agreements, occupancy agreements, admission agreements or care agreements and (vii) liens securing indebtedness permitted under clause (i) of definition of Permitted Indebtedness.

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other agreement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Pledge, Interest Rate Cap Agreement” means a Pledge, Interest Rate Cap Reserve and Security Agreement executed by the Borrower and Lender in form and substance satisfactory to Lender in connection with a Variable Loan or a variable rate Additional Loan, as the same may be amended, restated, modified or supplemented from time to time.

Appendix I-17

“Potential Event of Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Potential Event of Default has occurred and is continuing” shall mean that Potential Event of Default has occurred which has not been cured to the satisfaction of Lender, provided however, that nothing shall be construed to require Lender to accept any cure, or grant any cure period not otherwise provided for in this Agreement.

“Privacy Laws” mean any federal, state and local laws and regulations applicable to resident and tenancy privacy, including but not limited to HIPAA.

“Prohibited Person” means

(a)           any Person with whom Lender or Fannie Mae is prohibited from doing business pursuant to any law, rule, regulation, judicial proceeding or administrative directive; or

(b)           any Person identified on the United States Department of Housing and Urban Development’s “Limited Denial of Participation, HUD Funding Disqualifications and Voluntary Abstentions List,” or on the General Services Administration’s “Excluded Parties List System,” each of which may be amended from time to time, and any successor or replacement thereof; or

(c)           any Person that is determined by Fannie Mae to pose an unacceptable credit risk due to the aggregate amount of debt of such Person owned or held by Fannie Mae; or

(d)           any Person that has caused any unsatisfactory experience of a material nature with Fannie Mae or Lender, such as a default, fraud, intentional misrepresentation, litigation, arbitration or other similar act;

provided, however, in no event shall any Persons directly or indirectly owning any public stock of Key Principal with no other direct or indirect ownership interest in Borrower  be deemed a “Prohibited Person” for purposes of this Agreement or any other Loan Document.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Property-Specific Event of Default” shall have the meaning set forth in Section 11.01.

“Rate Change Date”, in connection with a Variable Loan, has the meaning set forth in the Variable Loan Note.

“Rate Form” means the completed and executed document from Borrower to Lender pursuant to Section 2.01(b), substantially in the form of Exhibit F to the Agreement, specifying the terms and conditions of the Loan, and the MBS to be issued for the requested Loan.

“Rate Setting Date” shall have the meaning set forth in Section 2.01(b).

“Release Cure Period” shall have the meaning set forth in Section 11.01.

Appendix I-18

“Release Documents” mean instruments releasing the applicable Security Instrument as a Lien on a Mortgaged Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements, and such other documents and instruments to evidence the release of such Mortgaged Property from the Collateral Pool.

“Release Fee” means with respect to any Release effected in accordance with Section 3.04(c), a fee in the amount of $20,000 per Release Mortgaged Property.

“Release Mortgaged Property” means the Mortgaged Property to be released pursuant to Article 3.

“Release Price” shall have the meaning set forth in Section 3.04(c).

“Release Request” means a written request, substantially in the form of Exhibit G to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.04(a).

“Remaining Mortgaged Properties” shall have the meaning set forth in Section 6.05(f).

“Rent Roll” means, with respect to any Seniors Housing Facility, a rent roll prepared and certified by the Operator or the owner of the Seniors Housing Facility, on Fannie Mae Form 4243 or on another form approved by Lender and containing substantially the same information as Form 4243 requires, it being acknowledged that the forms attached hereto as Exhibit L are satisfactory to Lender.

“Replacement Reserve Agreement” means a Master Replacement Reserve and Security Agreement required by Lender, and satisfying Lender’s requirements, as the same may be amended, modified or supplemented from time to time.

“Request” means a Loan Request, an Addition Request, a Release Request, a Substitution Request and a Conversion Request or any request for a consent to Transfer pursuant to Section 8.14.

“Required Insurance Escrow Payments” has the meaning given that term in Section 13.01(a).

“Rescinded Payment” has the meaning given that term in Section 14.02.

“S&P” shall mean Standard & Poor’s Credit Markets Services, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Security” means a “security” as set forth in Section 2(1) of the Securities Act of 1933, as amended.

“Security Documents” means the Security Instruments, the Subordination, Assignment and Security Agreements, the Replacement Reserve Agreement, the Completion/Repair and Security Agreement and any other documents executed by Borrower from time to time to secure

Appendix I-19

any of Borrower’s obligations under the Loan Documents as the same may be amended, restated, modified or supplemented from time to time.

“Security Instrument” means, for each Mortgaged Property, a Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents.  With respect to each Mortgaged Property owned by a Borrower, the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located.  The amount secured by the Security Instrument shall be equal to the Loan amount.

“Senior Management” means the Chief Executive Officer, the Chief Financial Officer, the President, the Co-President and the Executive Vice President of Finance in each case of Key Principal, and each of their successors.

“Senior Obligations” shall have the meaning set forth in Section 9.03.

“Seniors Housing Facility” means a residential housing facility that qualifies as “housing for older persons” under the Fair Housing Amendments Act of 1988 and the Housing for Older Persons Act of 1995 comprised of independent living units, assisted living units and/or Alzheimer’s/dementia care units, or skilled nursing units, as applicable.

“Servicer” means a servicer approved by Fannie Mae, which initially shall be Oak Grove Commercial Mortgage, LLC and any permitted successor or assign.

“Single-Purpose” means, with respect to a Person that is any form of partnership, real estate investment trust or corporation or limited liability company, that such Person at all times since the date of this Agreement:

(i)	has been a duly formed and existing partnership, real estate investment trust or corporation or limited liability company, as the case may be;

(ii)	has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;

(iii)	has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;

(iv)	has observed all customary formalities regarding its partnership, real estate investment trust, corporate or limited liability company existence, as the case may be;

(v)
has accurately maintained its financial statements, accounting records and other partnership, corporate, or limited liability company documents, as the case may be, separate from those of any other Person;

Appendix I-20

(vi)
has not commingled its assets or funds with those of any other Person other than with Key Principal and Affiliates as part of a centralized cash management system operated in the ordinary course of business (provided each Borrower’s assets and funds will be separately accounted for in the books and records of Key Principal and Key Principal can identify such Person’s individual assets and liabilities from those of any other Person);

(vii)
has identified itself in all dealings with creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

(viii)
has been adequately capitalized in light of its contemplated business operations, provided however, in the event Gross Revenues are insufficient to pay all Operating Expenses and Obligated Amounts, Key Principal is not obligated to capitalize Borrower in order for Borrower to pay such amounts;

(ix)
has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the Loan and Permitted Indebtedness, or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person (except in connection with the Loan and Permitted Indebtedness);

(x)
has not acquired obligations or securities of any other Person (provided, however, that the member or general partner or shareholder of Borrower shall not fail to qualify as a Single-Purpose entity because of its ownership of membership interests, partnership interest or shares in Borrower);

(xi)	in relation to a Borrower, has not made loans or advances to any other Person except for any Intercompany Loan;

(xii)
has not entered into and was not a party to any transaction with any Affiliate of such Borrower, except (a) in the ordinary course of business and on terms which are no less favorable to such Borrower than would be obtained in a comparable arm’s-length transaction with an unrelated third party or (b) in connection with Permitted Indebtedness;

(xiii)
has paid the salaries of its own employees, if any, and maintained a sufficient number of employees in light of its contemplated business operations, provided however, in the event Gross Revenues are insufficient to pay all Operating Expenses, including salaries of employees, if any, and Obligated Amounts, Key Principal is not obligated to capitalize Borrower in order for Borrower to pay such amounts;

(xiv)	has not engaged in any business or activity other than the leasing, ownership, operation, financing and maintenance of the Mortgaged Properties, and activities incidental thereto;

Appendix I-21

(xv)
shall not acquire or own any assets other than (A) the Mortgaged Properties and/or equity interests in a Person that owns the Mortgaged Properties and (B) such incidental personal property as may be necessary to conduct the business and activities permitted under clause (xiv) above;

(xvi)	shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xvii)
has not failed to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xviii)	has allocated fairly and reasonably any overhead for shared office space; and

(xix)	has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

“Skilled Nursing Units” shall mean all such facilities or units that are licensed to operate as Skilled Nursing facilities or units in a Seniors Housing Facility.

“Subordination, Assignment and Security Agreement” means a Subordination, Assignment and Security Agreement, executed by an Operator, in form and substance satisfactory to the Lender, as the same may be amended, restated, modified and supplemented from time to time.

“Substitute Mortgaged Property” means the Mortgaged Property to be substituted pursuant to Article 3.

“Substitution” shall have the meaning set forth in Section 3.05(a).

“Substitution Deposit” shall have the meaning set forth in Section 3.07(a).

“Substitution Fee” means with respect to any Substitution effected in accordance with Section 3.05, a fee equal to the greater of: (i) 35 basis points of the Allocated Loan Amount for the Substitute Mortgaged Property or (ii) $25,000 per Substitute Mortgaged Property.

“Substitution Request” means the written request, substantially in the form of Exhibit G to the Agreement, to add a Substitute Mortgaged Property to the Collateral Pool pursuant to Section 3.05, Section 3.06 and Section 3.07.

“Survey” means the as-built survey of each Mortgaged Property prepared in accordance with Lender’s requirements for similar loans that are anticipated to be sold to Fannie Mae.

“Targeted Entity” means individually and collectively, Borrower and/or any direct or indirect owner of Borrower, including Key Principal but excluding any Persons directly or

Appendix I-22

indirectly owning any public stock of Key Principal with no other direct or indirect ownership interest in Borrower.

 “Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.

“Term of this Agreement” shall be determined as provided in Section 15.10.

“Termination Date” means the latest maturity date for any Loan Outstanding.

“Texas Limited Liability Company Borrower” means individually, Brookdale Lakeway, LLC, Brookdale Northwest Hills, LLC, Brookdale Cypress Station, LLC and Brookdale Castle Hills, LLC, each a Delaware limited liability company.

“Texas Mortgaged Properties” means the Mortgaged Properties known as Summit at Lakeway, Summit at Northwest Hills, Hampton at Cypress Station and Homewood Residence at Castle Hills.

“Title Company” means the title company which provides title insurance for a Mortgaged Property.

“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to Lender’s requirements for similar loans anticipated to be sold to Fannie Mae, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, including variable credit endorsements, if available, and tie-in endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in sections of the Stipulations and Conditions of the policy relating to a Determination and Extent of Liability) equal to the Loan amount.

“Transfer” means

(1)           as used with respect to ownership interests in a Targeted Entity or Affiliate Operator, (i) a sale, assignment, pledge, transfer or other disposition of any ownership interest in a Targeted Entity or Affiliate Operator, or (ii) the issuance or other creation of new ownership interests in a Targeted Entity or Affiliate Operator, or (iii) a merger or consolidation of Targeted Entity or Affiliate Operator into another entity or of another entity into Targeted Entity or Affiliate Operator as the case may be, or (iv) the reconstitution of Targeted Entity or Affiliate Operator from one type of entity to another type of entity, or (v) the amendment, modification or any other change in the governing instrument or instruments of Targeted Entity or Affiliate Operator which has the effect of changing the relative powers, rights, privileges, voting rights or economic interests of the ownership interests in such Targeted Entity or Affiliate Operator.

Appendix I-23

(2)           as used with respect to ownership interests in a Mortgaged Property, Operating Lease or Management Agreement, (i) a sale, assignment, lease, pledge, transfer or other disposition (whether voluntary or by operation of law) of, or the granting or creating of a lien (other than a Permitted Lien), encumbrance or security interest in, any estate, rights, title or interest in a Mortgaged Property, or any portion thereof or Operating Lease or Management Agreement.  Transfer does not include a conveyance of a Mortgaged Property at a judicial or non-judicial foreclosure sale under any security instrument or the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the Bankruptcy Code.

“Treasury Regulations” means Regulations, revenue rulings and other public interpretations of the Internal Revenue Code by the Internal Revenue Service, as such regulations, rulings and interpretations may be amended or otherwise revised from time to time.

“Underwriting Requirements” means Lender’s overall underwriting requirements for Seniors Housing Facilities in connection with loans anticipated to be sold to Fannie Mae, pursuant to Fannie Mae’s then current guidelines, including, without limitation, requirements relating to Appraisals, physical needs assessments, and environmental site assessments, as such requirements may be amended, modified, updated, superseded, supplemented or replaced from time to time.

“Valuation” means, for any specified date, with respect to a Seniors Housing Facility, (a) if an Appraisal of the Seniors Housing Facility was more recently obtained than a Capitalization Rate for the Seniors Housing Facility, the Appraised Value of such Seniors Housing Facility, or (b) if a Capitalization Rate for the Seniors Housing Facility was more recently obtained than an Appraisal of the Seniors Housing Facility, the value derived by dividing--

(i)	the Net Operating Income of such Seniors Housing Facility, by

(ii)	the most recent Capitalization Rate determined by Lender.

Notwithstanding the foregoing, any Valuation for a Seniors Housing Facility calculated for a date occurring before the first anniversary of the date on which the Seniors Housing Facility becomes a part of the Collateral Pool shall equal the Appraised Value of such Seniors Housing Facility, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.

“Variable Loan” means a loan made by Lender to Borrower that is anticipated to be sold to Fannie Mae under the Fannie Mae Structured Adjustable Rate Mortgage Program.

“Variable Loan Fee” means for any Variable Loan, the number of basis points per annum determined at the time of such Variable Loan by Lender as the Variable Loan Fee for such Variable Loan.

 “Variable Loan Note” means a promissory note (together with all schedules, riders allonges, addenda, renewals, extensions, amendments and modifications thereto), which has been issued by Borrower to Lender to evidence Borrower’s obligation to repay the Variable Loan.

Appendix I-24

 “Variable Rate Margin” has the definition set forth in the Variable Loan Note.  The Margin shall include the Variable Loan Fee.

Appendix I-25